Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SILICON LABORATORIES INC.

HOMESTEAD ENTERPRISES, INC.

AND

CYGNAL INTEGRATED PRODUCTS, INC.

September 25, 2003

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1	The Merger
1.2	Closing; Effective Time
1.3	Effect of the Merger
1.4	Certificate of Incorporation; Bylaws
1.5	Directors and Officers
1.6	Effect of Merger on the Capital Stock of the Constituent Corporations
1.7	Dissenting Shares
1.8	Surrender of Certificates
1.9	No Further Ownership Rights in Target Capital Stock
1.10	Lost, Stolen or Destroyed Certificates
1.11	Tax Consequences
1.12	Taking of Necessary Action; Further Action
1.13	Approval

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET
2.1	Organization, Standing and Power
2.2	Capital Structure
2.3	Authority
2.4	Financial Statements
2.5	Absence of Certain Changes
2.6	Absence of Undisclosed Liabilities
2.7	Litigation
2.8	Restrictions on Business Activities
2.9	Governmental Authorization
2.10	Title to Property
2.11	Intellectual Property
2.12	Environmental Matters
2.13	Taxes
2.14	Employee Benefit Plans
2.15	Employees and Independent Contractors
2.16	Certain Agreements Affected by the Merger
2.17	Interested Party Transactions
2.18	Insurance
2.19	Compliance with Laws
2.20	Brokers’ and Finders’ Fees
2.21	Target Affiliates; Stockholder Agreements
2.22	Board Approval; Stockholder Approval Required
2.23	Customers
2.24	Material Contracts
2.25	No Breach of Material Contracts
2.26	Third-Party Consents
2.27	Material Third Party Consents

i

2.28	Minute Books
2.29	Complete Copies of Materials
2.30	Tax-Free Reorganization Matters
2.31	Inventory
2.32	Target Indebtedness
2.33	Export Control Laws
2.34	[Reserved]
2.35	Target Agreements
2.36	Representations Complete

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
3.1	Organization, Standing and Power
3.2	Capital Structure
3.3	Authority
3.4	SEC Documents
3.5	Financial Statements
3.6	Tax-Free Reorganization Matters

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1	Conduct of Business of Target
4.2	Restrictions on Conduct of Business of Target
4.3	No Solicitation
4.4	Notices

ARTICLE V ADDITIONAL AGREEMENTS
5.1	Information Statement; Fairness Hearing and Permit; Proxy Statement; Registration Statement
5.2	Target Stockholders Meeting
5.3	Access to Information
5.4	Confidentiality
5.5	Public Disclosure
5.6	Consents; Cooperation
5.7	Notification of Certain Matters
5.8	Legal Requirements
5.9	Tax-Free Reorganization
5.10	Blue Sky Laws
5.11	Delivery of Section 83(b) Election Statements
5.12	Target Warrants and Target Options
5.13	Target Capitalization Spreadsheet
5.14	Escrow Agreement
5.15	Target Agreements
5.16	Additional Agreements
5.17	Expenses
5.18	Related Party Transactions
5.19	Employees
5.20	Subsequent Target Financial Statements

5.21	Delivery of Share Certificates
5.22	Section 280G Matters
5.23	Employee Benefits Matters
5.24	Director and Officer Indemnification
5.25	SVB Pay-off
5.26	Acquiror Conduct of Business During Target Revenue Period

ARTICLE VI CONDITIONS TO THE MERGER
6.1	Conditions to Obligations of Each Party to Effect the Merger
6.2	Additional Conditions to Obligations of Target
6.3	Additional Conditions to the Obligations of Acquiror

ARTICLE VII TERMINATION, EXPENSES, AMENDMENT AND WAIVER
7.1	Termination
7.2	Effect of Termination
7.3	Expenses and Termination Fees
7.4	Amendment
7.5	Extension; Waiver

ARTICLE VIII ESCROW AND INDEMNIFICATION
8.1	Survival of Representations, Warranties and Covenants
8.2	Indemnification
8.3	Escrow Fund
8.4	Damages Threshold
8.5	Escrow Period
8.6	Claims upon Escrow Fund
8.7	Objections to Claims
8.8	Resolution of Conflicts; Arbitration
8.9	Stockholder Representative
8.10	Distribution Upon Termination of Escrow Period
8.11	Third-Party Claims
8.12	Allocation of Liability and Remedies

ARTICLE IX GENERAL PROVISIONS
9.1	Notices
9.2	Interpretation
9.3	Counterparts
9.4	Entire Agreement; Third Party Beneficiaries; Nonassignability
9.5	Severability
9.6	Remedies Cumulative
9.7	Governing Law; Jurisdiction
9.8	Rules of Construction
9.9	Enforcement

EXHIBITS:

Exhibit A	Form of Stockholder Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Employment Documents
Exhibit E	Form of Target Counsel Legal Opinion
Exhibit F	FIRPTA Notice
Exhibit G	Form of 280G Waiver
Exhibit H	Form of Non-Competition Agreement
Exhibit I	Form of Letter of Transmittal

SCHEDULES:

Example Schedule 1.6(a)	Example Exchange Ratio Certificate
Schedule 1.6(a)	Form of Exchange Ratio Certificate
Schedule 1.6(a)(2)-1	Target Products – Existing Products
Schedule 1.6(a)(2)-2	Target Products – Planned Products
Schedule 1.6(h)	Former Target Stockholder Loans

Target Disclosure Schedule

Acquiror Disclosure Schedule

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of September 25, 2003 by and among Silicon Laboratories Inc., a Delaware corporation (“Acquiror”), Homestead Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), Cygnal Integrated Products, Inc., a Delaware corporation (“Target”), and Walter Thirion, as and only to the extent of his role as representative (the “Stockholder Representative”) of the Former Target Stockholders (defined below) with respect to the matters set forth in Section 1.6(c) and Article VIII.

RECITALS:

A.            The respective Boards of Directors of Target, Acquiror and Merger Sub believe it is advisable and in the best interests of each company and their respective stockholders that Acquiror acquire Target through the statutory merger of Merger Sub with and into Target (the “Merger”), have determined that the Merger is in furtherance of and consistent with their respective business strategies and, in furtherance thereof, have approved the Merger.

B.            Pursuant to the Merger, among other things, each outstanding share of Target Capital Stock (as defined herein), shall be converted into shares of Acquiror Common Stock (as defined herein), at the rates set forth herein.

C.            Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D.            The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

E.             Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, the officers and directors and certain of the stockholders of Target are entering into a Stockholder Agreement in the form attached hereto as Exhibit A (each, a “Stockholder Agreement”) pursuant to which each such Person has agreed to vote or cause to be voted all shares of Target Capital Stock owned by such person (i) in favor of adoption of this Agreement and approval of the Merger and related matters and (ii) against any competing proposals.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation and as a wholly-owned subsidiary of Acquiror.  Target as the surviving corporation in the Merger is hereinafter sometimes referred to herein as the “Surviving Corporation.”

1.2           Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable (but in no event later than three (3) business days) after the satisfaction or waiver of each of the conditions set forth in Article VI, or at such other time as the parties hereto agree (the date on which the Closing shall occur being the “Closing Date”).  The Closing shall take place at the offices of Andrews & Kurth L.L.P., 111 Congress Ave., Suite 1700, Austin, Texas, or at such other location as the parties hereto agree.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (or like instrument) in the form attached hereto as Exhibit B (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law.  The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as shall be agreed to by Acquiror and Target and specified in the Certificate of Merger (the time and date that the Merger becomes effective in accordance with the foregoing being referred to herein as the “Effective Time” and the “Effective Date,” respectively).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws.

(a)   At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Section I of the Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section I of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of the corporation is Silicon Labs CP, Inc.”

(b)   The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation and such Bylaws.

1.5           Directors and Officers.

(a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified.

(b)   The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

1.6           Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)   Certain Definitions.  For all purposes of this Agreement, the following terms (which terms for convenience of reference have been grouped into the following sections, in order: (i) Capitalization, Consideration and Exchange Ratio Definitions, including Target and Acquiror Capital Stock Definitions, Consideration Definitions, and Exchange Ratios and Related Definitions; (ii) Product and Product Revenue Definitions; and (iii) Escrow and Indemnification Definitions) shall have the following meanings:

(1)   Capitalization, Consideration and Exchange Ratio Definitions:

(A)  Target and Acquiror Capital Stock Definitions:

“Acquiror Common Stock” shall mean shares of the common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stock Price” means $50.35 (appropriately adjusted for stock splits, recapitalizations, combinations and the like), which price shall be deemed to be, and which Target’s Board of Directors shall have duly approved as, the “Fair Market Value” (as defined in Section 8 of Article IV.B of Target’s Third Amended and Restated Certificate of Incorporation, as in effect immediately prior to the Effective Time (the “Target Certificate of Incorporation”)) of the Acquiror Common Stock to be issued in the Merger for purposes of determining the respective liquidation preferences of the Target Preferred Stock under Section 2 of Article IV.B of the Target Certificate of Incorporation.  No adjustments in the Acquiror Stock Price or the consideration payable hereunder, or the determination of “Fair Market Value” under Section 8 of Article IV.B of the Target Certificate of Incorporation, shall be made as a result of any market fluctuations in the price of Acquiror Common Stock; it being understood and agreed that approval of this Agreement and the Merger shall constitute conclusive and binding approval of the treatment of the Acquiror Stock Price as “Fair Market Value” under Section 8 of Article IV.B of the Target Certificate of Incorporation.

“Target Capitalization Spreadsheet” shall have the meaning set forth in Section 5.13.

“Target Capitalization Spreadsheet Submission Date” shall mean the later of (A) the date on which Target delivers the Target Capitalization Spreadsheet to Acquiror, (B) the Closing Date, and (C) the Dissenters Deadline Date.

“Dissenters Deadline Date” shall mean the first date at or after the Effective Time on which no holder of Target Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with Delaware Law in connection with the Merger in respect of shares of Target Capital Stock.

“Dissenting Shares” shall mean any shares of Target Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in connection with the Merger prior to the Dissenters Deadline Date in accordance with Delaware Law.

“Former Target Stockholder” shall mean each holder of record of any Target Capital Stock immediately prior to the Effective Time.

“Target Capital Stock” shall mean shares of Target Common Stock, Target Preferred Stock and shares of any other capital stock of Target.

“Target Common Stock” shall mean shares of common stock of Target, par value $0.0001 per share.

“Target Options” shall mean all issued and outstanding options (whether vested or unvested) to purchase or otherwise acquire shares of Target Common Stock under the Target 1999 Stock Option/Stock Issuance Plan (the “Target Stock Plan”).

“Target Preferred Stock” shall mean shares of Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series C Preferred Stock and all other shares of preferred stock of Target.

“Target Series A Preferred Stock” shall mean shares of Series A Preferred Stock of Target, par value $0.0001 per share.

“Target Series B Preferred Stock” shall mean shares of Series B Preferred Stock of Target, par value $0.0001 per share.

“Target Series C Preferred Stock” shall mean shares of Series C Preferred stock of Target, par value $0.0001 per share.

“Target Warrants” shall mean warrants or other direct or indirect rights to acquire shares of Target Capital Stock (other than Target Options).

“Total Fully Diluted Target Shares” shall mean (i) the Total Outstanding Common Shares plus (ii) the Total Outstanding Series A Shares, Total Outstanding Series B Shares and Total Outstanding Series C Shares, each on an as-converted to Target Common Stock basis.

“Total Outstanding Common Shares” shall mean the aggregate number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time plus the aggregate number of shares of Target Common Stock issuable upon the exercise in full of (i) all Target Options issued and outstanding immediately prior to the Effective Time, (ii)

all Target Warrants to acquire shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, and (iii) all other rights to acquire Target Common Stock outstanding immediately prior to the Effective Time (other than rights to acquire Target Common Stock on conversion of Target Preferred Stock).

“Total Outstanding Series A Shares” shall mean the aggregate number of shares of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time plus the aggregate number of shares of Target Series A Preferred Stock issuable upon the exercise in full of (i) all Target Warrants to acquire shares of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) all other rights to acquire Target Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Total Outstanding Series B Shares” shall mean the aggregate number of shares of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time plus the aggregate number of shares of Target Series B Preferred Stock issuable upon the exercise in full of (i) all Target Warrants to acquire shares of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) all other rights to acquire Target Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Total Outstanding Series C Shares” shall mean the aggregate number of shares of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time plus the aggregate number of shares of Target Series C Preferred Stock issuable upon the exercise in full of (i) all Target Warrants to acquire shares of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) all other rights to acquire Target Series C Preferred Stock outstanding immediately prior to the Effective Time.

(B)   Consideration Definitions:

“Additional Consideration Shares” shall mean (i) zero (0) if Target Product Revenues during the Target Revenue Period are not at least $10,000,001.00, and (ii) if Target Product Revenues are at least $10,000,001.00 during the Target Revenue Period, an aggregate of up to 1,290,963 shares of Acquiror Common Stock, which shall become issuable based on Target Product Revenues during the Target Revenue Period as follows:

(1)   For each one dollar ($1) of Target Product Revenues (rounded down to the nearest whole dollar) in excess of $10,000,000.00 in Target Product Revenues up to $15,000,000.00 in Target Product Revenues during the Target Revenue Period, the number of shares of Acquiror Common Stock equal to three dollars ($3) divided by the Acquiror Stock Price, for a total of up to 297,915 Additional Consideration Shares available under this subparagraph; plus

(2)   For each one dollar ($1) of Target Product Revenues (rounded down to the nearest whole dollar) in excess of $15,000,000.99 in Target Product Revenues up to $20,000,000.00 in Target Product Revenues during the Target Revenue Period, the number of shares of Acquiror Common Stock equal to five dollars ($5) divided by the Acquiror Stock Price for a total of up to 496,524 Additional Consideration Shares available under this subparagraph (2); plus

(3)   For each one dollar ($1) of Target Product Revenues (rounded down to the nearest whole dollar) in excess of $20,000,000.99 in Target Product Revenues up to $24,000,000.00 in Target Product Revenues during the Target Revenue Period, the number of shares of Acquiror Common Stock equal to $6.25 divided by the Acquiror Stock Price, for a total of up to 496,524 Additional Consideration Shares available under this subparagraph (3).

“Base Consideration Merger Shares” shall mean the number of shares of Acquiror Common Stock equal to (i) $60,000,000 minus the Expense Adjustment Amount, divided by (ii) the Acquiror Stock Price, rounded to the nearest whole share (with 0.5 being rounded up).

“Base Consideration Participation Shares” shall mean a number of shares equal to the quotient of (i) (x) $60,000,000, minus (y) the Expense Adjustment Amount, minus (z) the Total Preferred Preference Amount, divided by (ii) the Acquiror Stock Price.

“Common Base Consideration Merger Shares” shall mean (a) the Base Consideration Merger Shares less (b) the sum of the Series A Base Consideration Merger Shares, the Series B Base Consideration Merger Shares and the Series C Base Consideration Merger Shares.

“Covered Expenses” shall mean $250,000.

“Estimated Third Party Expenses” shall mean Third Party Expenses (as defined in Section 5.17) of Target on the Closing Date as estimated by Target in good faith and based on reasonable assumptions and as reflected on the Statement of Expenses (as defined in Section 5.17).

“Expense Adjustment Amount” shall mean the amount, if any, by which Target’s Estimated Third Party Expenses exceed the Covered Expenses.

“Final Additional Consideration Shares” shall mean the Additional Consideration Shares minus the Interim Additional Consideration Shares;  provided that if the foregoing calculation produces a negative number of Final Additional Consideration Shares (a “Final Additional Consideration Share Deficit”), such Final Additional Consideration Share Deficit shall be deductible as “Damages” (as defined in Article VIII) from the Escrow Fund without regard to the Damages Threshold (as defined in Article VIII).

“Interim Additional Consideration Shares” shall mean (i) zero (0) if Target Product Revenues at the end of the Interim Target Revenue Period (“Interim Target Product Revenues”) are not at least $5,000,000.50, and (ii) if Interim Target Product Revenues are at least $5,000,000.50 during the Target Revenue Period, then a number of shares of Acquiror Common Stock equal to forty percent (40%) of the Additional Consideration Shares that would be issuable if Target Product Revenues for the Target Revenue Period were equal to two times the Interim Target Product Revenues; provided that if the foregoing produces an Interim Additional Consideration Exchange Ratio with a value of less than one cent ($0.01) per share of Target Capital Stock, valued at the Acquiror Stock Price, then the Interim Additional Consideration Shares shall be deemed to be zero (0).

“Series A Base Consideration Merger Shares” shall mean a number of shares of Acquiror Common Stock equal to the sum of the Series A Preference Shares and the Series A Participation Shares.

“Series B Base Consideration Merger Shares” shall mean a number of shares of Acquiror Common Stock equal to the sum of the Series B Preference Shares and the Series B Participation Shares.

“Series C Base Consideration Merger Shares” shall mean a number of shares of Acquiror Common Stock equal to the sum of the Series C Preference Shares and the Series C Participation Shares.

“Series A Participation Shares” shall mean a number of shares of Acquiror Common Stock equal to (a) (x) the Total Outstanding Series A Shares divided by (y) the Total Fully Diluted Target Shares, multiplied by (b) the Base Consideration Participation Shares.

“Series B Participation Shares” shall mean a number of shares of Acquiror Common Stock equal to (a) (x) the Total Outstanding Series B Shares divided by (y) the Total Fully Diluted Target Shares, multiplied by (b) the Base Consideration Participation Shares.

“Series C Participation Shares” shall mean a number of shares of Acquiror Common Stock equal to (a) (x) the Total Outstanding Series C Shares divided by (y) the Total Fully Diluted Target Shares, multiplied by (b) the Base Consideration Participation Shares.

“Series A Preference Shares” shall mean a number of shares of Acquiror Common Stock equal to (a) (x) $0.40 (appropriately adjusted for stock splits, recapitalizations, combinations and the like) multiplied by (y) the Total Outstanding Series A Shares, divided by (b) the Acquiror Stock Price.

“Series B Preference Shares” shall mean a number of shares of Acquiror Common Stock equal to (a) (x) $1.25 (appropriately adjusted for stock splits, recapitalizations, combinations and the like) multiplied by (y) the Total Outstanding Series B Shares, divided by (b) the Acquiror Stock Price.

“Series C Preference Shares” shall mean a number of shares of Acquiror Common Stock equal to (a) (x) $0.725 (appropriately adjusted for stock splits, recapitalizations, combinations and the like) multiplied by (y) the Total Outstanding Series C Shares, divided by (b) the Acquiror Stock Price.

“Total Preferred Preference Amount” shall mean the dollar amount equal to the Total Preferred Preference Shares multiplied by the Acquiror Stock Price.

“Total Preferred Preference Shares” shall mean the sum of the Series A Preference Shares, the Series B Preference Shares and the Series C Preference Shares.

(C)   Exchange Ratios and Related Definitions:

“Additional Consideration Exchange Ratio” shall mean, subject to adjustment as set forth in Section 1.6(k) hereof, and in accordance with Section 1.6(b)(v) below and Section 2 of Article IV.B of the Target Certificate of Incorporation, the quotient (not less than zero) obtained by dividing (x) the aggregate number of (1) Interim Additional Consideration Shares, plus (2) Final Additional Consideration Shares, minus (3) any Final Additional Consideration Share Deficit, by (y) the Total Fully Diluted Target Shares.

“Base Consideration Exchange Ratio” shall mean, subject to adjustment as set forth in Section 1.6(k) hereof, and in accordance with Section 1.6(b)(v) below and Section 2 of Article IV.B of the Target Certificate of Incorporation:

(i)            In the case of the Target Common Stock, the quotient obtained by dividing (x) the Common Base Consideration Merger Shares by (y) the Total Outstanding Common Shares, rounded to the fourth decimal place (the “Closing Common Stock Exchange Ratio”);

(ii)           In the case of the Target Series A Preferred Stock, the quotient obtained by dividing (x) the Series A Base Consideration Merger Shares by (y) the Total Outstanding Series A Shares, rounded to the fourth decimal place (the “Closing Series A Exchange Ratio”);

(iii)          In the case of the Target Series B Preferred Stock, the quotient obtained by dividing (x) the Series B Base Consideration Merger Shares by (y) the Total Outstanding Series B Shares, rounded to the fourth decimal place (the “Closing Series B Exchange Ratio”); and

(iv)          In the case of the Target Series C Preferred Stock, the quotient obtained by dividing (x) the Series C Base Consideration Merger Shares by (y) the Total Outstanding Series C Shares, rounded to the fourth decimal place (the “Closing Series C Exchange Ratio”).

“Final Additional Consideration Exchange Ratio” shall mean, subject to adjustment as set forth in Section 1.6(k) hereof, and in accordance with Section 1.6(b)(v) below and Section 2 of Article IV.B of the Target Certificate of Incorporation, the quotient obtained by dividing (x) the aggregate number of Final Additional Consideration Shares issuable by Acquiror, by (y) the Total Fully Diluted Target Shares.

“Interim Additional Consideration Exchange Ratio” shall mean, subject to adjustment as set forth in Section 1.6(k) hereof, and in accordance with Section 1.6(b)(v) below and Section 2 of Article IV.B of the Target Certificate of Incorporation, the quotient obtained by dividing (x) the aggregate number of Interim Additional Consideration Shares issuable by Acquiror, by (y) the Total Fully Diluted Target Shares.

(2)   Product and Product Revenue Definitions:

“GAAP” shall mean U.S. generally accepted accounting principles.

“Interim Revenue Period” shall mean the six fiscal months commencing Sunday, April 4, 2004 and ending Saturday, October 2, 2004.

“Target Products” shall mean (i) Target’s products offered for sale prior to the date hereof as set forth on Schedule 1.6(a)(2)-1 hereto, including the development kits and kit components associated with such products (“Existing Products”), (ii) Target’s products in development set forth on Schedule 1.6(a)(2)-2 hereto, including the development kits and kit components associated with such products (“Planned Products”), (iii) any and all extensions, derivative works, enhancements, modifications and improvements of such Existing Products or Planned Products, and (iv) any subsequent product incorporating Target’s 8051 Microcontroller Core, support devices based on Target’s 8051 Microcontroller Core and Ethernet transceiver, but (v) in each case, shall exclude services.

“Target Product Revenues” shall mean that portion of Acquiror’s consolidated revenue for the Target Revenue Period attributable to bona fide sales or licenses of Target Products, as determined from Acquiror’s books and records in accordance with GAAP applied in the same manner, and using the same accounting policies and methodologies, as such principles shall have been applied in the preparation of the consolidated financial statements of Acquiror in its quarterly and annual reports on Forms 10-Q and 10-K, as filed by Acquiror with the U.S. Securities and Exchange Commission (“SEC”) during and with respect to the Target Revenue Period (provided that in the event of adjustments to financial statements included in any periodic or current report filed by Acquiror pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date hereof through the filing of Acquiror’s Quarterly Report on Form 10-Q for the fiscal quarter in which the Target Revenue Period ends, whether such adjustments are due to restatement, changes in accounting principles required under GAAP or pursuant to SEC comment or disclosure or accounting requirement or regulation, or otherwise that result in adjustments to Target Product Revenues for any period ending on or prior to end of the Target Revenue Period, the Target Product Revenues derived from such revised and adjusted financial statements shall control in determining Target Product Revenues); it being understood that, subject to the foregoing, such portion of Acquiror’s consolidated net sales shall reflect and be net of (without duplication) all (i) returns of Target Products and authorizations of returns of the Target Products whether or not physically received back from customer; (ii) warranty claims; (iii) product liability claims; and (iv) other adjustments to Acquiror’s net sales for the Target Revenue Period attributable to sales of the Target Products that are required under GAAP, including adjustments prescribed or advisable under Staff Accounting Bulletin #101 or pursuant to SEC comment, disclosure or accounting requirement or regulation.  Target Product Revenues shall eliminate inter-company transactions among Acquiror and its subsidiaries such that Target Product Revenue shall be recognized, to the extent consistent with Acquiror’s GAAP revenue recognition policies, on transactions between Acquiror (as a consolidated entity) and any third party.

“Target Revenue Period” shall mean the twelve fiscal months commencing Sunday, April 4, 2004 and ending Saturday, April 2, 2005, in alignment with the 52-53 week operating calendar that has been historically adopted by Acquiror.  All quarters in the Target Revenue Period and the Interim Revenue Period have thirteen weeks.

(3)   Escrow and Indemnification Definitions:

“Additional Escrow Shares” shall mean the number of shares of Acquiror Common Stock equal to ten percent (10%) of the Additional Consideration Shares which may be issued from time to time, calculated, for these purposes, assuming no Dissenting Shares, rounded to the nearest whole share (with 0.5 being rounded up).

“Closing Escrow Shares” shall mean the number of shares of Acquiror Common Stock equal to (i) ten percent (10%) of the Base Consideration Merger Shares, calculated, for these purposes, assuming no Dissenting Shares, rounded to the nearest whole share (with 0.5 being rounded up) (the “Primary Escrow Shares”), plus (ii) 4.17 percent of the Base Consideration Merger Shares, calculated, for these purposes, assuming no Dissenting Shares, rounded to the nearest whole share (with 0.5 being rounded up) (the “Secondary Escrow Shares”).

“Damages” shall have the meaning set forth in Article VIII, provided that (i) a Final Additional Consideration Share Deficit and (ii) Indemnifiable Target Expenses also shall be deemed to be Damages recoverable from the Escrow Fund in accordance with Article VIII.

“Escrow Fund” shall have the meaning set forth in Section 1.8(b).

“Escrow Shares” shall mean the Closing Escrow Shares and the Additional Escrow Shares.

“General Escrow Shares” shall mean the Primary Escrow Shares and the Additional Escrow Shares.

“Stockholder Representative” shall mean Walter Thirion (or his successor).

(b)   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the Former Target Stockholders, upon the terms and conditions set forth below in this Section 1.6(b) and elsewhere in this Agreement each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Capital Stock to be cancelled pursuant to Section 1.6(b)(vii) hereof and any Dissenting Shares (as defined in Section 1.7 hereof)) shall be cancelled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such share of Target Capital Stock in the manner set forth in Section 1.8(c) hereof, a number of shares of Acquiror Common Stock, after giving full effect to (and subject to any limitations imposed by) the liquidation preferences of the Target Preferred Stock set forth in the Target Certificate of Incorporation, as follows:

(i)    Series C.  Each share of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) a fraction of a share of Acquiror Common Stock equal to the Closing Series C Exchange Ratio, plus (B) in the event any Additional Consideration Shares are issuable from time to time, a fraction of a share equal to the Additional Consideration Exchange Ratio applicable to the Target Series C Preferred Stock;

(ii)           Series B.  Each share of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) a fraction of a share of Acquiror Common Stock equal to the Closing Series B Exchange Ratio, plus (B) in the event any Additional Consideration Shares are issuable from time to time, a fraction of a share equal to the Additional Consideration Exchange Ratio applicable to the Target Series B Preferred Stock;

(iii)          Series A.  Each share of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) a fraction of a share of Acquiror Common Stock equal to the Closing Series A Exchange Ratio, plus (B) in the event any Additional Consideration Shares are issuable from time to time, a fraction of a share equal to the Additional Consideration Exchange Ratio applicable to the Target Series A Preferred Stock; and

(iv)          Common.  Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) a fraction of a share of Acquiror Common Stock equal to the Closing Common Stock Exchange Ratio, plus (B) in the event any Additional Consideration Shares are issuable from time to time, a fraction of a share equal to the Additional Consideration Exchange Ratio.

(v)           Distributions of Merger Consideration in Accordance with Target Certificate of Incorporation.  The determination of the respective exchange ratios with respect to each class of Target Capital Stock shall be made in accordance with and subject to the terms of Section 2 of Article IV.B in the Target Certificate of Incorporation, with the “Fair Market Value” (as defined in Section 8 of Article IV.B in the Target Certificate of Incorporation) of the shares of Acquiror Common Stock being issued in the Merger being equal to the Acquiror Stock Price.  Without limiting the generality of the foregoing, in calculating the respective exchange ratios the following methodology consistent with the Target Certificate of Incorporation shall be employed:

(1)           Liquidation Preference.  (i) The holders of the Target Series A Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any shares of Acquiror Common Stock to the holders of the Target Common Stock, a number of shares of Acquiror Common Stock for each share of Series A Preferred Stock then held by them equal to $0.40 divided by the Acquiror Stock Price; (ii) the holders of the Target Series B Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any shares of Acquiror Common Stock to the holders of the Target Common Stock, a number of shares of Acquiror Common Stock for each share of Series B Preferred Stock then held by them equal to $1.25 divided by the Acquiror Stock Price; and (iii) the holders of the Target Series C Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any shares of Acquiror Common Stock to the holders of the Target Common Stock, a number of shares of Acquiror Common Stock for each share of Series C Preferred Stock then held by them equal to $0.725 divided by the Acquiror Stock Price.

(2)           Participation Amounts and Caps.  After giving effect to the foregoing liquidation preferences, the remaining shares of Acquiror Common Stock available for distribution to the holders of Target Capital Stock shall be distributed ratably among the holders of the Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series C Preferred Stock and Target Common Stock in proportion to the number of shares of Target Capital Stock then held by them (on an as-converted to Target Common Stock basis); provided that (i) a holder of a share Target Series A Preferred Stock shall not be entitled to receive a number of shares of Acquiror Common Stock per share of Target Series A Preferred Stock pursuant to the Merger which exceeds $1.20 divided by the Acquiror Stock Price; (ii) a holder of a share of Target Series B Preferred Stock shall not be entitled to receive a number of shares of Acquiror Common Stock per share of Target Series B Preferred Stock pursuant to the Merger which exceeds $2.50 divided by the Acquiror Stock Price; and (iii) a holder of a share of Target Series C Preferred Stock shall not be entitled to receive a number of shares of Acquiror Common Stock per share of Target Series B Preferred Stock pursuant to the Merger which exceeds $2.18 divided by the Acquiror Stock Price, in each case, including amounts received pursuant to the liquidation preference described above.

(3)           Status of Stock Determined at Effective Time.  While conversion of Target Preferred Stock into Target Common Stock shall be permitted until immediately prior to the Effective Time in accordance with and subject to the Target Certificate of Incorporation, the status of a share of Target Capital Stock as Target Preferred Stock or Target Common Stock immediately prior to the Effective Time shall be final and binding on the holder thereof at and following the Effective Time for purposes of determining the consideration to be received by the holder thereof.

(4)           Escrow Shares.  The setting aside of Escrow Shares on behalf of a Target stockholder shall be deemed to be in satisfaction of the respective liquidation preference and participation rights described above and in the Target Certificate of Incorporation, such that any claims made against the Escrow Fund that reduce the amount actually received by a Target stockholder shall not give rise to any claim by a Target stockholder for adjustment to such stockholder’s exchange ratio(s).

(5)           Calculation Certificate.  The calculations of the respective Base Consideration Exchange Ratios (Closing Series C Exchange Ratio, Closing Series B Exchange Ratio, Closing Series A Exchange Ratio and Closing Common Stock Exchange Ratio), including the related calculations of Total Fully Diluted Target Shares, Expense Adjustment Amount, Base Consideration Merger Shares, Closing Escrow Shares (including the portions thereof that constitute Primary Escrow Shares and Secondary Shares) and the like, shall be set forth in a Schedule 1.6(a), in the form attached hereto, to be finalized and executed by Acquiror, Target and the Stockholder Representative at or

prior to the Closing.  Solely for illustrative purposes, the Example Schedule 1.6(a) attached hereto on the date of this Agreement includes certain pro forma calculations to demonstrate the operation of the provisions of this Section 1.6.  The Example Schedule 1.6(a) attached hereto is solely illustrative and does not modify the operation of this Section 1.6 or the Target Certificate of Incorporation.

(vi)          [Reserved]

(vii)         Target or Acquiror Owned Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the Former Target Stockholders, each share of Target Capital Stock, if any, owned by Acquiror or Target, or any subsidiary of Acquiror or Target, immediately prior to the Effective Time, shall be automatically cancelled and extinguished without any conversion thereof.

(c)   Additional Consideration Distributions and Procedures.

(i)            Determination of Additional Consideration.

(A)  Distributions.  The Interim Target Product Revenues and the Target Product Revenues shall be assessed on a cumulative basis by Acquiror as of the final day of each of the Interim Revenue Period and the Target Revenue Period, respectively.  If and to the extent (1) Interim Target Product Revenues would result in the issuance of Interim Additional Consideration Shares (determined pursuant to the definition of such term above) and/or (2) Target Product Revenues would result in the issuance of Final Additional Consideration Shares (determined pursuant to the definition of such term above), then as soon as practicable, which shall not be sooner than the 15th business day nor later than the 30th business day following the earlier of (i) the resolution of any dispute pursuant to Section 1.6(c)(iii), (ii) the expiration of the time period during which the Stockholder Representative may deliver the Dispute Notice pursuant to Section 1.6(c)(ii) without the delivery of any such Dispute Notice or (iii) the written and unconditional waiver by the Stockholder Representative of the time period during which the Stockholder Representative may deliver the Dispute Notice pursuant to Section 1.6(c)(ii), Acquiror shall issue or caused to be issued to the Former Target Stockholders the requisite number of Interim Additional Consideration Shares or Final Additional Consideration Shares, as applicable, which shall be issuable to Former Target Stockholders in accordance with the Interim Additional Consideration Exchange Ratio and/or the Final Additional Consideration Exchange Ratio.  Each date on which such Additional Consideration Shares are issued to the Former Target Stockholders is referred to herein as a “Distribution Date.”

(B)   Final Additional Consideration Share Deficit.  If and to the extent Target Product Revenues as of the end of the Target Revenue Period result in a Final Additional Consideration Share Deficit, such deficit shall be Damages and Acquiror shall be entitled to proceed against the Escrow Fund in accordance with Article VIII and the Escrow Agreement, and the Additional Consideration Exchange Ratio shall be accordingly determined by taking into account such deficit.

(ii)           Reporting.  No later than the tenth business day following the filing of Acquiror’s Quarterly Report on Form 10-Q for the fiscal quarter in which the Interim Revenue Period and the Target Revenue Period respectively ends, Acquiror shall prepare (or cause to be prepared) and deliver to the Stockholder Representative a final calculation of (1) Interim Target Product Revenues or Target Product Revenues, as applicable, including a determination of whether any, and if so how many, Interim Additional Consideration Shares or Final Additional Consideration Shares, as applicable, would be issuable, and (2) the related Interim Consideration or Final Additional Consideration Exchange Ratios, together with such documentation as may be reasonably necessary to support such calculations.  After receipt of each such calculation from Acquiror, the Stockholder Representative shall have the right, at the expense of the Former Target Stockholders and upon not less than ten (10) business days prior notice to Acquiror, to meet with Acquiror to discuss Acquiror’s calculation, shall have reasonable access during normal business hours to inspect the records, working papers, schedules and other documentation (which Acquiror shall maintain for a period not less than one year after the end of any fiscal year with respect to each such calculation) used or prepared by Acquiror in connection with the preparation of such calculation, in any such case solely for the purpose of verifying such calculation. Unless the Stockholder Representative gives notice of its disagreement (a “Dispute Notice”) with Acquiror’s determination of such Interim Target Product Revenues, Target Product Revenues, Interim Consideration Exchange Ratio or Final Consideration Exchange Ratio, as applicable, detailing the amount, nature and detailed basis of such dispute within 10 days after the delivery of the applicable calculation, Acquiror’s determination shall be final, conclusive and binding for all purposes.

(iii)          Dispute Resolution.  In the event of such a dispute and delivery of the Dispute Notice, Acquiror and the Stockholder Representative shall first use diligent good faith efforts to resolve such dispute.  If they are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then the dispute shall be submitted to an independent, nationally recognized United States accounting firm (which need not be one of the “Big Four” accounting firms, but shall not be Ernst & Young LLP or the Acquiror’s then-current outside auditor) selected in writing by the Stockholder Representative and Acquiror, which firm shall select one of its partners (the “Arbitrator”) to determine matters in dispute. Acquiror and the Stockholder Representative shall instruct the Arbitrator to make a decision as promptly as practicable but in no event later than 30 days after acceptance of such appointment.  A determination by the Arbitrator as to the resolution of any dispute (including all procedural matters) shall be binding and conclusive upon the parties.  A judgment of the determination made by the Arbitrator pursuant to this paragraph may be entered into and enforced by any court having jurisdiction thereover.  Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to this paragraph shall be paid by the non-prevailing party, who shall be determined by the Arbitrator.

(iv)          Additional Consideration Share Rights Not Transferable.  No Former Target Stockholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive the Additional Consideration Shares, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 1.6(c)(iv) shall be null and void and shall not be recognized by Acquiror, Merger Sub or Target; provided that assignments shall be permitted by a Former Target Stockholder to any person that is a subsidiary, parent, member, partner, limited partner, retired partner or shareholder of such Former Target

Stockholder, and who agrees to become obligated to all of the obligations of the transferor with respect to such transferred rights (including this restriction on transfer).

(v)           Imputed Interest.  In the event any Additional Consideration Shares are required to be issued to the Former Target Stockholders pursuant to the terms and provisions hereof, Acquiror shall determine and report to the appropriate tax authorities the amount of interest allocable to such shares (as provided by Section 483 of the Code and related Section 1.483-4 of the Treasury Regulations promulgated thereunder), if any, with such interest amount being referred to herein as the “Imputed Interest Amount.”  The parties acknowledge and agree that no separate cash payment will be made by Acquiror with respect to an Imputed Interest Amount and, as a consequence, a portion of the Additional Consideration Shares (the “Interest Shares”) would be treated as being paid to the Former Target Stockholders in satisfaction of the Imputed Interest Amount.  Acquiror shall have no liability whatsoever with respect to any tax obligations with respect to any Imputed Interest Amount.

(d)           Target Options, Warrants, Restricted Stock.

(i)            Cancellation of Target Stock Options.  Neither the Target Stock Plan nor any Target Option shall be assumed by Acquiror or Merger Sub in connection with the Merger.  Accordingly, effective as of the Effective Time the vesting schedules of all outstanding Target Options shall be accelerated in full in accordance with the Target Stock Plan, and each Target Option that has not been exercised prior to the Effective Time shall terminate as of the Effective Time and be of no further force and effect.

(ii)           Cancellation of Target Warrants.  At the Effective Time, each outstanding Target Warrant shall be cancelled and extinguished.  Prior to the Effective Time, Target shall take all action necessary to effect the transactions anticipated by this Section 1.6(d) under all Target Warrant agreements; provided that any payments or grant of consideration by Target in connection with the foregoing (including any agreements or other promises) shall require the prior written consent of Acquiror.

(iii)          Restricted Stock Vesting.  With respect to any shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time that are unvested and subject to a repurchase right, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with Target (“Target Restricted Stock”), Target shall take all action to provide for the acceleration and vesting in full (including termination of any repurchase right, risk of forfeiture or other similar condition) of such Target Restricted Stock prior to the Effective Time.

(e)   [Reserved]

(f)    Merger Consideration.  Subject to adjustment pursuant to Section 1.6(k), the maximum number of shares of Acquiror Common Stock that may be issued in exchange for the acquisition by Acquiror of all outstanding Target Capital Stock shall be the Base Consideration Merger Shares plus the Interim Additional Consideration Shares, if any, plus the Final Additional Consideration Shares, if any.

(g)   Withholding Taxes.  All Acquiror Common Stock issuable pursuant to Section 1.6 shall be subject to, and reduced by, the number of shares of Acquiror Common Stock determined by dividing (x) the amount, if any, required by law to be withheld with respect to any state, federal and foreign withholding taxes incurred by or applicable to (i) a Former Target Stockholder (and not previously paid by or on behalf of such Former Target Stockholder or Target) in connection with the Merger, (ii) the acquisition of Target Capital Stock upon the exercise of Target Options, (iii) the acceleration of the vesting of any Target Option or any Target Capital Stock or (iv) the payment of a bonus in the form of Target Capital Stock or with respect to any bonus provided to any holder of a Target Option with respect to or in connection with the exercise of any Target Option, by (y) the Acquiror Stock Price.

(h)   Former Target Stockholder Loans.  In the event that any Former Target Stockholder has outstanding loans from Target as of the Effective Time, which loans shall be listed on a Schedule 1.6(h) as of the date hereof and updated within three (3) business days prior to the Closing, the Acquiror Common Stock issuable to such Former Target Stockholder pursuant to Section 1.6 shall be reduced by the number of shares of Acquiror Common Stock determined by dividing (x) the outstanding principal plus accrued interest of such Former Target Stockholder’s loan as of the Effective Time by (y) the Acquiror Stock Price.  Such Former Target Stockholder shall be solely responsible with respect to any taxes which may become payable with respect to such note cancellation.

(i)    Cancellation of Treasury Stock and Acquiror-Owned Stock.  All shares of Target Capital Stock that are owned by Target as treasury stock or by Acquiror or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(j)    Capital Stock of Merger Sub.  Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(k)   Adjustments to Exchange Ratios.  The applicable exchange ratio for each series and class of outstanding Target Capital Stock shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.  No exchange ratio shall be adjusted, nor shall any additional consideration of any nature be issuable hereunder, on account of any consideration (in any form whatsoever) received by Target from the date hereof to the Effective Time pursuant to the sale, exercise, conversion or exchange of any Target Capital Stock, Target Options or Target Warrants.

(l)    Fractional Shares.  No fraction of a share of Acquiror Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of

Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder at the Closing, upon a Distribution Date of Additional Consideration Shares, or upon the release of the Escrow Shares) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Acquiror Stock Price.

(m)  No Liability.  Notwithstanding anything to the contrary herein, Acquiror shall not be liable for any error or delay on the part of the Exchange Agent or the Escrow Agent except to the extent proximately caused by Acquiror without fault of Target or the Target Stockholder Representative.

1.7           Dissenting Shares.  Notwithstanding anything contained herein to the contrary, other than the following provisions of this Section 1.7, any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law.  Target shall give Acquiror prompt notice of any demands for appraisal received by Target, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Target and any opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law.  Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions) from the Surviving Corporation.  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive, subject to and in accordance with Section 1.6 and Section 1.8(g), the consideration issuable pursuant to Section 1.6(b) in respect of such shares had such shares never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.8, following the satisfaction of the applicable conditions set forth in Section 1.8, the number of shares of Acquiror Common Stock (and cash in lieu of any fractional shares) to which such holder would be entitled in respect thereof under Section 1.6 had such shares never been Dissenting Shares (and all such shares of Acquiror Common Stock shall be deemed for all purposes of this Agreement to have become issuable and deliverable to such holder pursuant to Section 1.6(b)), subject to the deposit of a portion of such Acquiror Common Stock into the Escrow Fund pursuant to Section 1.8 and Article VIII.

1.8           Surrender of Certificates.

(a)   Exchange Agent.  Equiserve Trust Company N.A., the transfer agent and registrar for the Acquiror Common Stock, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)   Acquiror to Provide Common Stock and Cash.  As soon as practicable, but in no event later than three business days after the Target Capitalization Spreadsheet Submission Date, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such commercially reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(b) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of Closing Escrow Shares to be deposited into an escrow fund (the “Escrow Fund”) pursuant to the requirements of Section 1.8(c)(iv) and Article VIII hereof and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(l).

(c)   Exchange Procedures.

(i)            Attached as Exhibit I are (A) a form of letter of transmittal (the “Letter of Transmittal”) and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates which immediately prior to the Effective Time represented issued and outstanding shares of Target Capital Stock that were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6(b) (such certificates, the “Certificates”) in exchange for certificates (or book entries in the case of shares that have not yet vested) representing such shares of Acquiror Common Stock (and cash in lieu of fractional shares).

(ii)           Target shall mail or otherwise deliver the Letter of Transmittal (and the related instructions) and any other documentation required thereby to every holder of record of a Certificate in connection with the Proxy Statement/Prospectus (defined below).  Target shall use its commercially reasonable efforts to collect from such holders such Certificates, together with such properly completed and duly executed Letters of Transmittal and any other documentation required thereby, prior to the Closing Date.

(iii)          In the case of any Certificate delivered to Acquiror at the Closing, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, within 15 business days after the Target Capitalization Spreadsheet Submission Date, such Certificate shall be cancelled and the Exchange Agent shall send the holder of record of such Certificate (A) a certificate representing the number of whole shares of Acquiror Common Stock (less the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on such holder’s behalf pursuant to this Section 1.8 and Article VIII) that such holder has the right to receive pursuant to Section 1.6(b) in respect of such Certificate, and (B) any related payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.6(l) in respect of such Certificate.

(iv)          As soon as practicable, but in no event later than 20 business days after the Target Capitalization Spreadsheet Submission Date, Acquiror shall cause the Exchange Agent to mail the Letter of Transmittal (and the related instructions) to each Former Target Stockholder whose Certificate has not been delivered to Acquiror at the Closing, to the address for such Former Target Stockholder set forth on the Target Capitalization Spreadsheet.

(v)           In the case of any Certificate that is not delivered to Acquiror at the Closing, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, then, within 20 business days after the later of the Target Capitalization Spreadsheet Submission Date and the date of delivery of such Certificate to the Exchange Agent, together with such Letter of Transmittal and any other documentation required thereby, the Certificate so surrendered shall be cancelled and the Exchange Agent shall send the holder of record of such Certificate (A) a certificate representing the number of whole shares of Acquiror Common Stock (less the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on such holder’s behalf pursuant to this Section 1.8 and Article VIII) that such holder has the right to receive pursuant to Section 1.6(b) in respect of such Certificate, and (B) any related payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.6(l) in respect of such Certificate.

(vi)          Within 30 business days after the Target Capitalization Spreadsheet Submission Date, and from time to time thereafter as appropriate on account of any Dissenting Shares that shall have lost their status as Dissenting Shares, and subject to and in accordance with the provisions of Article VIII, Acquiror shall cause to be deposited with the Escrow Agent one or more certificates representing the Escrow Shares.  The certificate or certificates representing the Escrow Shares shall be registered in the name of (or the name of a nominee of) the Escrow Agent, as escrow agent under the Escrow Agreement (as such term is defined in Section 5.14).  Notwithstanding anything contained herein to the contrary, the Closing Escrow Shares shall be withheld from the shares of Acquiror Common Stock issuable to Former Target Stockholders as of immediately prior to the Effective Time pursuant to Section 1.6(b) on a pro rata basis for deposit in the Escrow Fund.  The Escrow Shares shall, to the extent possible, be vested shares not subject to any repurchase rights, shall be held in the Escrow Fund and shall constitute security for the indemnification obligations of such Former Target Stockholders pursuant to Article VIII.  Upon each Payment Date of Additional Consideration Shares, Acquiror also shall cause Additional Escrow Shares to be deposited into the Escrow Fund in a similar manner.  The Escrow Shares shall be held in and distributed from the Escrow Fund in accordance with the provisions of the Escrow Agreement.  If the terms of this Agreement conflict in any way with the terms of the Escrow Agreement, then the provisions of this Agreement shall control.

(d)   Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate.  Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which previously would have been payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Acquiror Common Stock.

(e)   Transfers of Ownership.  If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or the Exchange Agent any transfer or other Taxes (as defined in Section 2.13) required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or the Exchange Agent that such Tax has been paid or is not payable.

(f)    No Liability.  Notwithstanding anything to the contrary in this Section 1.8, no party hereto or any of their respective agents shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)   Dissenting Shares.  The provisions of this Section 1.8 also shall apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.7 hereof (less the number of such shares to be deposited in the Escrow Fund).

(h)   Unclaimed Shares.  Any amounts of Acquiror Common Stock (and cash in lieu of fractional shares) delivered or made available to the Exchange Agent pursuant to this Section 1.8 and not exchanged for Target Capital Stock within 12 months after the Effective Date pursuant to this Section 1.8 shall be returned by the Exchange Agent to Acquiror.  Thereafter any Former Target Stockholders who theretofore have not complied with this Section 1.8 shall be entitled to look to Acquiror (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Acquiror Common Stock (and cash in lieu of fractional shares) that may be payable upon due surrender of the Certificates held by them.

1.9           No Further Ownership Rights in Target Capital Stock.  All consideration paid or payable in respect of the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10         Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock as may be required pursuant to Section 1.6; provided, however, that Acquiror (i) will require, as a condition precedent to the issuance thereof, that the owner of such lost, stolen or destroyed Certificate agree to indemnify Acquiror and the Surviving Corporation with respect to any claim that may be made against Acquiror, the Surviving Corporation or any of their agents with respect to the Certificate alleged to have been lost, stolen or destroyed and (ii) may require, in Acquiror’s reasonable discretion, that such owner deliver a bond in such sum as Acquiror may reasonably direct as security for the owner’s indemnity obligation under the foregoing clause (i).

1.11         Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.  No party shall take any action which would, to such party’s knowledge, cause the Merger to fail to so qualify as a reorganization within the meaning of Section 368 of the Code.  Each party has consulted with its own tax advisors with respect to the tax consequences of the Merger.

1.12         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13         Approval.  The adoption of this Agreement and the approval of the Merger by the stockholders of Target shall constitute approval of this Agreement, the Escrow Agreement and all of the transactions contemplated hereby and thereby, including any alteration of the Target Certificate of Incorporation deemed to have been effected hereby or thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TARGET

In this Agreement, (a) any reference to any event, change, condition or effect being “material” with respect to Target means any event, change, condition or effect that is material to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations, employee base or prospects of Target and (b) a “Target Material Adverse Effect” means:  (i) any event, change, condition or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, other than the following in and of themselves, either alone or in combination:  (1) any effect or change occurring as a result of (A) general economic or financial conditions, (B) conditions affecting Target’s industry as a whole, (C) natural disasters or acts of God or war, including war, terrorism, earthquakes, weather and disease; or (2) any change or effect resulting from any termination of a Target customer or supplier relationship that is directly attributable to the announcement of this Agreement or the Merger or the transactions contemplated in connection therewith; or (ii) any material change in Target’s employee base as it exists on the date of this Agreement.

In this Agreement, the words “aware,” “knowledge” or similar words, expressions or phrases with respect to a party means such party’s actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the relevant matters.

Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the “Target Disclosure Schedule”).  The Target Disclosure Schedule is arranged in paragraphs corresponding to the numbered sections contained in this Agreement, and the disclosure in any paragraph shall qualify only the corresponding section in this Agreement and any other section of this Agreement for which the relevance of such disclosure is apparent on the face of such disclosure.  Any reference in this Article II to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

2.1           Organization, Standing and Power.  Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.  Section 2.1 of the Target Disclosure Schedule lists each jurisdiction in which Target is qualified to do business.  Target is duly qualified to do business and in good standing in each jurisdiction specified in Section 2.1 of the Target Disclosure Schedule and in each jurisdiction where the failure to be so qualified would be reasonably likely to have or constitute a Target Material Adverse Effect.  Target has furnished to Acquiror true and complete copies of the Certificate of Incorporation and Bylaws or other organizational instruments of Target, each as amended to date and currently in effect.  Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or other organizational instruments.  Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

2.2           Capital Structure.

(a)   The authorized Target Capital Stock consists exclusively of (i) 76,000,000 shares of Target Common Stock, and (ii) 51,000,000 shares of Target Preferred Stock, of which (x) 12,615,000 shares have been designated as Target Series A Preferred Stock, (y) 8,500,000 shares have been designated as Target Series B Preferred Stock, and (z) 29,000,000 shares have been designated as Target Series C Preferred Stock.  As of the date of this Agreement, there are 13,439,202 shares of Target Common Stock, 12,525,000 shares of Target Series A Preferred Stock, 8,080,000 shares of Target Series B Preferred Stock, and 28,275,862 shares of Target Series C Preferred Stock issued and outstanding.  Each share of Target Preferred Stock is convertible into one share of Target Common Stock.  All of the issued and outstanding shares of Target Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal, in each case (i) created by statute, (ii) the Certificate of Incorporation or Bylaws of Target or (iii) any agreement to which Target is a party or by which it is bound, in each case as amended through the date hereof.  All of the issued and outstanding securities of Target have been offered, issued and sold by Target in compliance with all applicable securities laws.  Target has reserved (1) sufficient shares of Target Common Stock for issuance upon conversion of all outstanding shares of Target Preferred Stock, (2) sufficient shares of Target Capital Stock for issuance upon exercise of the Target Warrants (as defined herein), and (3) 13,000,000 shares of Target Common Stock for issuance to employees and Independent Contractors (as defined herein) pursuant to the Target Stock Plan, of which, as of the date hereof, 7,189,202 shares are outstanding and have been issued pursuant to option exercises or direct stock purchases, 3,934,583 shares are subject to outstanding, unexercised Target Options, and 1,876,215 shares as to which no awards are outstanding and no awards shall be made after the date hereof.

(b)   As of the date hereof, each Target stockholder, option holder and/or warrant holder is the record owner of that number of shares of Target Capital Stock, Target Options and/or Target Warrants set forth opposite its name in, or as an attachment to, Section 2.2(b) of the Target Disclosure Schedule.  To Target’s knowledge, as of the date hereof, the number of shares of Target Capital Stock, Target Options and/or Target Warrants set forth opposite each person’s name in Section 2.2(b) of the Target Disclosure Schedule constitutes the entire interest of such person in the Target Capital Stock or options, warrants, subscriptions or other securities or rights exercisable or exchangeable for, or convertible into, Target Capital Stock.  Section 2.2(b) of the Target Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding Target Options under the Target Stock Plan including the number of shares of Target Capital Stock subject to each such Target Option, the date of grant of each such Target Option, the exercise or vesting schedule, the exercise price per share, the fair market value (as determined in good faith attempt by the Board of Directors of Target within the meaning of Section 422(c) of the Code) of the shares of Target Capital Stock subject to each Target Option on the date of grant, and the term of each such Target Option.  As of the date hereof, no other person or entity not disclosed in Section 2.2(b) of the Target Disclosure Schedule has a right to acquire from Target, or to Target’s knowledge, a beneficial interest in, any Target Capital Stock or options, warrants, subscriptions or other securities or rights exercisable or exchangeable for, or convertible into, Target Capital Stock.  To the knowledge of Target, the securities disclosed in Section 2.2(b) of the Target Disclosure Schedule are and will, at all times during the term of this Agreement, and continuing until the earlier of the termination of this Agreement or the Effective Time, be free and clear of any liens, pledges, options, charges, restrictions or other encumbrances other than (i) restrictive legends required by state or federal securities laws or (ii) liens, pledges, options, charges, restrictions or other encumbrances created by the holders of such securities and of which Target has no knowledge.

(c)   Except for the Target Options, (A) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Target any shares of Target Capital Stock is authorized or outstanding; (B) Target has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of Target Capital Stock any evidences of indebtedness or assets of Target or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such subscription, warrant, option, convertible security or other such right; and (C) Target has no obligation or right (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Target Capital Stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  True and complete copies of all agreements and instruments relating to or issued under the Target Stock Plan, any other Target Options, and any Target Warrants have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms made available to Acquiror.

(d)   The terms of the Target Stock Plan and all Target Options do not provide for, nor will Acquiror or the Surviving Corporation incur, any penalty (other than the acceleration of the exercise schedule or vesting provisions in effect for any Target Options) with respect to the non-assumption of Target Options as provided in this Agreement, and all Target Options which have not been duly exercised prior to the Effective Time will be of no further force and effect, in each case without the need for any consent, waiver or approval of the holders of any Target Options, the Former Target Stockholders or otherwise.

2.3           Authority.  Target has all requisite corporate power and authority to enter into this Agreement and, subject to the vote of Target’s stockholders described in Section 2.21, will have the power and authority to consummate the transactions contemplated hereby.  The execution and delivery by Target of this Agreement and the Certificate of Merger and the consummation by Target of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target’s stockholders.  This Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target enforceable in accordance with its terms. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a waiver or consent under (a) its Certificate of Incorporation or Bylaws (each as amended to date) or (b) any Material Contract (as defined in Section 2.24), or material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), (iv) the Permit or the Registration Statement (as each is defined in Section 5.1), as applicable, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent, or alter or delay, any of the transactions contemplated by this Agreement or otherwise result in a Target Material Adverse Effect.

2.4           Financial Statements.

(a)   Target has (i) delivered to Acquiror its audited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the fiscal years ended, December 31, 2001 and 2002 and (ii) included as an attachment to Section 2.4(a) of the Target Disclosure Schedule its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the eight-month period ended, August 31, 2003 (collectively, the “Target Financial Statements”).  The Target Financial Statements complied as to form in all material respects with applicable accounting requirements as of their respective dates, and were prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto and are subject to normal year-end audit adjustments which will not in the aggregate be material) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto).  The Target Financial

Statements fairly present in all material respects the financial condition and operating results of Target as of the dates, and during the periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).  Target maintains and will continue to maintain through the Closing Date a standard system of accounting established and administered in accordance with GAAP.  There are no significant deficiencies or material weaknesses in Target’s internal controls over financial reporting.

(b)   The accounts receivable shown on the balance sheets included in the Target Financial Statements arose from bona fide transactions in the ordinary course of business and consistent with past practice and are not subject to discount except for normal cash and immaterial trade discounts.  Allowances for doubtful accounts and returns have been prepared in accordance with GAAP and the past practices of Target and are sufficient for any losses which may be sustained on collections of receivables.  The accounts receivable of Target arising after August 31, 2003 arose from bona fide transactions in the ordinary course of business and consistent with past practice.  No agreement for deduction or discount has been made with respect to any accounts receivable.

2.5           Absence of Certain Changes.  Since August 31, 2003 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice, and there has not occurred:  (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Target Material Adverse Effect; (b) any acquisition, exclusive license, sale or transfer of any material asset of Target (including any transfers of Target IP Assets (as defined in Section 2.11)); (c) any change in accounting methods or practices (including any change in revenue recognition or depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any Target Capital Stock; (e) any stock split, reverse stock split (including any dividend or distribution of securities convertible into Target Capital Stock), reorganization, recapitalization or other like change with respect to Target Capital Stock; (f) any Material Contract entered into by Target, (g) any amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (h) any amendment or change to the Certificate of Incorporation or Bylaws of Target or any proposal by Target’s Board of Directors or stockholders relating thereto; (i) any increase in or modification of the compensation (including equity incentives) or benefits payable or to become payable by Target to any of its directors, employees, or Independent Contractors (as defined herein), except for increases in base salary or wages to non-officer employees that were scheduled to occur in the ordinary course of business; or (j) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (i).

2.6           Absence of Undisclosed Liabilities.  Target has no material obligations or liabilities of any nature (whether matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Target Balance Sheet dated August 31, 2003, (b) those incurred in the ordinary course of business since the Target Balance Sheet Date, consistent with past practice, and which would not, individually or in the aggregate, reasonably be expected to have or constitute a Target Material Adverse Effect, and (c) those incurred in connection with the performance of its obligations under this Agreement.

2.7           Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such) nor, to the knowledge of Target, is there any reasonable basis therefor.  There is no judgment, decree or order against Target or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or have a Target Material Adverse Effect.  Section 2.7 of the Target Disclosure Schedule lists any litigation that Target has pending or threatened against other parties or, to the knowledge of Target, any basis therefor.  There is no dispute with any sales representative, distributor or other person or entity that could reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Target.

2.8           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Target which could reasonably be expected to have the effect of prohibiting or impairing any business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or proposed to be conducted by Target, whether before or after the Merger.

2.9           Governmental Authorization.  Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties or (b) that is required for the operation of Target’s business or the holding of any such interest ((a) and (b) herein collectively referred to as “Target Authorizations”), and all of such Target Authorizations are in full force and effect, in each case except where the failure to obtain or maintain any such Target Authorizations could not reasonably be expected to have or constitute a Target Material Adverse Effect.

2.10         Title to Property.  Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business and consistent with past practice), and valid leasehold interests in all leased properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet.  The plant, property and equipment of Target that are used in the operations of its business are in good operating condition and repair, normal wear and tear excepted.  All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected.  Target does not own any fee interest in any real property.  Section 2.10 of the Target Disclosure Schedule identifies each parcel of real property leased by Target.  Target has not received any written notice from any Governmental Entity with respect to (and Target is not aware of) any violation of any law, regulation or code, including any building code, with respect to Target’s real property interests which has not been cured that could reasonably be expected to have a material adverse effect, individually or in the aggregate, on the value or current use of such property.  Target has not received any written notice from any Governmental Entity of (and Target is not aware of) any eminent domain proceedings for the condemnation of its real property that are threatened or currently pending.

2.11         Intellectual Property.

(a)   Definitions.  The following terms shall be defined as follows:

(i)            “Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, neighboring rights law, industrial design rights law, semiconductor chip and mask work protection law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions.

(ii)           “Intellectual Property Agreements” means agreements or arrangements relating in any way, whether wholly or partly, to the Target IP Rights and to which Target is a party or which binds Target on the Closing Date.

(iii)          “Target IP Assets” means any and all inventions (whether patentable or not), invention disclosures, works of authorship (including but not limited to Software), industrial designs, improvements, trade secrets, confidential information, databases, data collections and compilations, proprietary information, know how, process technology, plans, drawings, blueprints, technical data, customer lists, customer databases, software (in source and object code form), and products, as well as all documentation relating to any of the foregoing, and trademarks, service marks, domain names, and logos owned by Target or used by the Target in the conduct of its business or otherwise or by the Target.

(iv)          “Target IP Rights” means any and all Intellectual Property Rights existing in, accruing from, arising out of, or relating to the Target IP Assets.

(b)   Target IP Rights and Target IP Assets.

(i)            Section 2.11(b)(i) of the Target Disclosure Schedule sets forth a true and accurate list of all Patents included in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties, and (4) a valid patent or pending patent application exists and is held by the Target.  All such Patents are owned by the Target.  As used in this Section, the term “Patents” shall mean issued patents or patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

(ii)           Section 2.11(b)(ii) of the Target Disclosure Schedule sets forth a true and accurate list of all Trademarks included in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties, and (4) a valid registration or pending application for registration exists and is held by the Target.  Target owns all such Trademarks.  As used in this Section, the term “Trademark” shall include all trademarks, service marks, trade names, logos, insignia or other marks which are used, have been used, or may be used in conjunction with the business of Target.

(iii)          Section 2.11(b)(iii) of the Target Disclosure Schedule sets forth a true and accurate list of all Copyrighted Works in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties, and (4) a valid registration or pending application for registration exists and is held by the Target.  Target owns all of the Copyrighted Works.  As used in this Section, the term “Copyrighted Works” shall include all of Target’s original works of authorship that are fixed in a tangible medium are were developed by Target or its employees or contractors and are used, have been used, or may be used in conjunction with the business of Target.

(iv)          Section 2.11(b)(iv) of the Target Disclosure Schedule sets forth a true and accurate list of all other Target IP Rights or Target IP Assets not already disclosed on the Target Disclosure Schedule, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties, and (4) a valid registration or pending application for registration exists and is held by the Target.  Target owns all other such Target IP Rights or Target IP Assets.

(v)           Section 2.11(b)(v) of the Target Disclosure Schedule sets forth a true and accurate list of all Software Licenses. All Software Licenses are in full force and effect.  Target is in compliance with, and has not breached any term of any of any Software Licenses.  Following the Closing Date, the Surviving Corporation will be permitted to exercise all rights under any Software Licenses to the same extent that it would have been able to had it been the Target and the transactions contemplated by this Agreement had not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Target would otherwise be required to pay.  As used in this Section, the term “Software Licenses” shall mean any agreement or license under which Target is given the rights necessary to use software (including design tools, productivity applications, utilities and other applications) in conjunction with or as part of the business activities of Target.

(vi)          Section 2.11(b)(vi) of the Target Disclosure Schedule sets forth a true and accurate list of all Intellectual Property Agreements.  All Intellectual Property Agreements are in full force and effect.  Target is in compliance with, and has not materially breached any term of any of any Intellectual Property Agreement and, to the knowledge of the Target, all other parties to the Intellectual Property Agreements are in compliance in all respects with, and have not materially breached any term of, such Intellectual Property Agreements.  Following the Closing Date, the Surviving Corporation will be permitted to exercise all rights under all Intellectual Property Agreements to the same extent that it would have been able to had it been Target and transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that Target would otherwise be required to pay.

(vii)         The Target is either the sole owner, free of any encumbrance, of all Target IP Rights or has a license thereto sufficient for the conduct of the Target’s business as currently conducted and as proposed to be conducted.  The Target has the exclusive right to file, prosecute, and maintain any applications and registrations for the Target IP Rights or Target IP Assets indicated as wholly owned by the Target pursuant to Section 2.11(b) of the Target Disclosure Schedule.  Except as indicated in Section 2.11(b) of the Target Disclosure for each Target IP Rights or Target IP Asset licensed from third parties, the Target holds a valid, fully paid, and non-royalty bearing license from such third parties.  The Target IP Rights comprises all Intellectual Property Rights owned by Target or necessary or advisable for the conduct of the business of the Target as conducted and as proposed to be conducted at the time of the Closing Date.

(viii)        All granted patents and registered trademarks or copyrights in the Target IP Rights are valid, subsisting, and in full force. All applications listed in Section 2.11(b) of the Target Disclosure as pending have been prosecuted in good faith, as required by law and as reasonably prudent and diligent, and are in good standing.  None of the Target IP Rights is involved in any interference, reissue, re-examination or opposition proceeding, and there has been no written notice received by Target that any such proceeding will hereafter be commenced.  No Target IP Rights is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation of any governmental authority restricting (other than such restrictions that are contained in the instrument by which the Target acquired such Target IP Rights) in any manner the use, transfer or licensing thereof by the Target, or that may affect the validity, use or enforceability of such Target IP Rights.  All application and renewal fees, costs, charges and taxes required for the maintenance of the Target IP Rights have been duly paid on time.

(ix)           Target has used all commercially reasonable efforts to protect the Target IP Rights against dilution, infringement and misappropriation, or any of them, by third parties and to preserve the Target’s rights therein.  Without limiting the generality of the foregoing, Target has secured valid, written assignments from all Contributors of their rights to any and all contributions made by such Contributors to the Target IP Assets, which contributions and all Intellectual Property Rights related thereto the Target did not fully own by operation of law.  No past or present Contributor retains any interest or right in relation to any part of the Target IP Rights.  For purposes of this clause, “Contributors” means any and all consultants, contractors and employees engaged, contracted with, or employed by the Target that have contributed to the creation or development of any or all of the Target IP Assets.

(x)            To the knowledge of Target, none of the Target IP Rights has been or is currently being infringed by any third parties and Target knows of no threat to do so.

(xi)           Target has received no demand, claim, notice, or inquiry from any third party in respect of the Target IP Rights that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity or the rights of the Target in or to the Target IP Rights, and Target knows of no basis for any such challenge.

(c)   Third-Party Intellectual Property Rights.

(i)            The operation of the business of the Target as such business currently is conducted (including, but not limited to, employing, licensing or otherwise exploiting the Target IP Assets) has not, does not, and will not (1) infringe or misappropriate any Intellectual Property Rights of a third party or (2) constitute unfair competition or trade practices under the laws of any applicable jurisdiction.

(ii)           Target has received no demand, claim, notice, or inquiry from any third person with respect to the operation of the business of the Target as such business currently is conducted (including, but not limited to, employing, licensing or otherwise exploiting the Target IP Assets) alleging or inquiring as to whether there is any basis to claim (1) infringement, dilution, or other actionable harm to any third-party Intellectual Property Rights or (2) such operation constitutes unfair competition or trade practices under the laws of any applicable jurisdiction, and Target knows of no basis for any such allegation.

(d)   Confidentiality.

(i)            With respect to any Target IP Asset that is or should reasonably be considered confidential, Target has fully satisfied any obligation, however arising, it may have had or has at the Closing Date to treat such Target IP Asset confidentially.  Target has refrained from using any Target IP Asset in violation of any obligation Target has with respect to such Target IP Asset.

(ii)           With respect to any Target IP Asset that is or should reasonably be considered confidential, Target has taken all actions reasonably necessary to protect and maintain the confidentiality of such Target IP Asset, including, without limitation, entering into agreements requiring confidential treatment by any third parties to whom such Target IP Asset is disclosed.

2.12         Environmental Matters.

(a)   The following terms shall be defined as follows:

(i)            “Environmental and Safety Laws” shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the health and safety of employees, workers or other persons, including the public.

(ii)           “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including such substances, materials, wastes, pollutants and contaminants defined in or regulated under any Environmental and Safety Laws.

(iii)          “Property” shall mean all real property leased, owned or otherwise controlled by Target either currently or in the past.

(iv)          “Facilities” shall mean all buildings and improvements on the Property of Target.

(b)   (i) To Target’s knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials have been used, handled and disposed of in compliance with all Environmental and Safety Laws; (iii) Target has not received notice (oral or written) of any noncompliance of the Facilities, the Property or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending, or, to the knowledge of Target, threatened against Target relating to a violation of any Environmental and Safety Laws; (v) Target has not received written notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statute or any similar foreign law or regulation, arising out of events occurring prior to the Closing Date; (vi) to the knowledge of Target, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to the knowledge of Target, there have not been in the past, and are not now, any underground tanks at, on or under the Property including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to the knowledge of Target, there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on the Property or Facilities; (ix) to the knowledge of Target, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target’s activities therein have at all times complied with all Environmental and Safety Laws; (xi) Target has all the permits and licenses required to be issued for its operations and is in compliance with the terms and conditions of those permits; and (xii) all written environmental assessments and audits known to Target and pertaining to current or past leased or owned Properties, Facilities or activities of Target have been provided to Acquiror.

2.13         Taxes.  Target, and any affiliated, consolidated, combined, unitary, aggregate or similar group for Tax (as hereinafter defined) purposes of which Target is or has been a member (the “Target Group”), have properly completed and timely filed all Tax Returns (as hereinafter defined) required to be filed by them and have timely paid in full all Taxes due and payable.  Each such Tax Return is true, correct and complete in all material respects.  The unpaid Taxes of Target and the Target Group (a) do not exceed the reserve for Taxes (other than any reserve for deferred Taxes) set forth on the face of the Target Balance Sheet for the periods (or portions of periods) through the Target Balance Sheet Date, and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.  Target and the Target Group do not have any liability for unpaid Taxes accruing after the Target Balance Sheet Date, except for Taxes incurred in the ordinary course of business.  Target has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any other person, including employees.  There is no claim for Taxes that is a lien against the property of Target other than liens for current Taxes not yet due and payable.  No notice of any audit, inquiry or other proceeding regarding any Tax Return of Target has been received from a Tax Authority (as hereinafter defined) and no officer, director or employee responsible for Tax matters of Target has received communication from any Tax Authority, whether written or oral, indicating that Target is or may be subject to such an audit, inquiry or other proceeding.  No claim has ever been made by a Tax Authority in a jurisdiction in which Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Target is not currently the beneficiary of any extension of time within which to file any Tax Return.  No waiver or extension of any statute of limitations on the assessment of any Taxes or the filing of any Tax Return has been granted by Target and is currently in effect.  Target has not been nor will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.  Target has not made any payment for which a deduction would not be allowed by reason of Section 162(m) of the Code.  Target has not filed any consent to have the provisions of Section 341(f) of the Code (or comparable provisions of any state or foreign Tax laws) apply to Target.  Target is not and has never been a party to or subject to any Tax sharing, Tax indemnity or Tax allocation agreement and, after the Closing Date, Target shall have no liability thereunder.  Target has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  Target has never been a member of a consolidated, combined, unitary or aggregate group for tax purposes and does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6, any comparable provision of local, state or foreign Tax laws, as a transferee successor, by contract, or otherwise. Target has in its possession receipts for any Taxes paid to foreign Tax Authorities, other than immaterial sales and value-added tax receipts.  Target is not and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code.  For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.  As used herein, “Tax Return” shall mean any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes, including any amendment thereof.  As used in this Section 2.13, the term “Target” means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

2.14         Employee Benefit Plans.

(a)   Section 2.14(a) of the Target Disclosure Schedule lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (each, an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to any employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of at least $2,000 remain for the benefit of, or relating to, any present or former employee, Independent Contractor or director of Target (together, the “Target Employee Plans”).

(b)   Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years.  Any Target Employee Plan intended to be qualified under Section 401(a) of the Code either has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

(c)   (i)  None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan; (iii) each Target Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980F of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d)   With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e)   The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

(f)    There has been no amendment to, written interpretation or announcement (whether or not written) by Target or any other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

(g)   Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)   Neither Target nor any other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i)    There is no agreement, contract or arrangement to which Target is a party that may result in the payment, whether in cash, property rights or otherwise, by Target, Acquiror or any subsidiary of Acquiror of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code or that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.  Section 2.14(i) to the Target Disclosure Schedule lists all persons who Target reasonably believes are, with respect to Target and/or any ERISA Affiliate, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date hereof.  Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the expected Closing Date, Target shall, as and to the extent necessary, deliver to Acquiror a revised Section 2.14(i) of the Target Disclosure Schedule which sets forth any additional information which Target reasonably believes would affect the determination of the persons who are, with respect to Target and/or any ERISA Affiliate, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as of the date of each such revised Section 2.14(i) of the Target Disclosure Schedule.

2.15         Employees and Independent Contractors.  Section 2.15 of the Target Disclosure Schedule contains, as of the date hereof, a true, complete and correct list of all persons employed by Target, all persons who perform services for Target pursuant to any agreement(s) between Target and any employment agency, and all independent contractors (defined as any individual who performs services for Target who is not treated as a common law employee for purposes of statutory withholdings and/or employment benefits) and consultants (collectively, “Independent Contractors”) of Target, each such person’s position and the total non-equity compensation, including base salary or wages, bonus, commissions, and all other available forms of non-equity compensation, payable to each such person.  All employees of Target are employed on an “at-will” basis.  Section 2.15 of the Target Disclosure Schedule lists all current written or oral employment agreements, offer letters, Independent Contractor agreements, consulting agreements or termination or severance agreements to which Target is a party as of the date hereof.  Any employment agreement, offer letter, Independent Contractor agreement, consulting agreement or termination or severance agreement which varies from the Target’s standard form agreement has been provided to Acquiror.  Target’s standard form of each such agreement has been provided to Acquiror.  This Agreement and the transactions contemplated hereby do not and will not violate any such employment agreement, offer letter, Independent Contractor agreement, consulting agreement or termination or severance agreement.  Target is in material compliance with all currently applicable federal, state and local laws and regulations respecting employment, non-discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  All individuals performing services for Target as Independent Contractors are, and at all times were, properly classified as Independent Contractors pursuant to all applicable regulations, including, but not limited to, I.R.S. Revenue Ruling 87-41, 1987-1 C.B. 296.  Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing withholding requirements.  Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against Target under any workers’ compensation plan or policy or for long-term disability insurance claims.  There are no claims or controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees or Independent Contractors, which claims or controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, nor, to the knowledge of Target, is there any basis for any of the foregoing.  Target is not a party to any collective bargaining agreement or other labor union contract nor does Target know of any activities or proceedings of any labor union or to organize any such employees.  To the knowledge of Target, no employees or Independent Contractors of Target are in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant with a former employer or customer relating to the right of any such employee or Independent Contractor to be employed by or provide services to Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of such former employer or customer.  No current employees or Independent Contractors of Target have given notice to Target, nor is Target otherwise aware, that any such employee or Independent Contractor intends to terminate his or her employment or service with Target in the reasonably foreseeable future.  As of the date hereof, Target has not, and to the knowledge of Target, no other person has, (i) entered into any agreement, contract or instrument that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or Independent Contractor of Target that is not listed on Section 5.19 of the Target Disclosure Schedule, and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or Independent Contractor of Target that is not listed on Section 5.19 of the Target Disclosure Schedule any terms or conditions of employment with Acquiror following the Effective Time.

2.16         Certain Agreements Affected by the Merger.  Except as specifically described in Section 2.16 of the Target Disclosure Schedule (including identifying each affected person and the terms, conditions, triggers and amounts of compensation, severance or acceleration), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (independently or in connection with future events such as termination of employment or otherwise) will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or Independent Contractor of Target, (b) increase any benefits otherwise payable by Target or (c) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Code Section 411(d)(3).

2.17         Interested Party Transactions.  No employee, officer or director of Target, or to the knowledge of Target, any member of his or her immediate family, is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any such employee, officer or director or, to the knowledge of Target, any member of his or her immediate family (other than with respect to normal salary and reimbursement of ordinary expenses incurred in such person’s capacity as an employee, officer or director of Target).  To the knowledge of Target, none of such persons has a direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies.  To the knowledge of Target, no employee, officer or director and no member of the immediate family of any employee, officer or director of Target is directly or indirectly interested in any Material Contract.

2.18         Insurance.  Section 2.18 of the Target Disclosure Schedule lists all policies of insurance and bonds, and the respective amounts of such policies and bonds, carried by Target.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds.  Target has no knowledge of any threatened termination of, or premium increase (other than increases consistent with general industry trends) with respect to, any of such policies.  Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target.

2.19         Compliance with Laws.  Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Target Material Adverse Effect.

2.20         Brokers’ and Finders’ Fees.  Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ or financial advisory fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.21         Target Affiliates; Stockholder Agreements.  Section 2.21 of the Target Disclosure Schedule contains a true and correct list of each of the directors and officers of Target and each of the persons and/or entities that beneficially own greater than 10% of the Target Capital Stock or that are otherwise deemed “affiliates” of Target (“Target Affiliates”) within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  All of the Target Affiliates collectively hold more than (A) a majority of the outstanding Target Series A Preferred Stock and Target Series B Preferred Stock acting together as a single class, (B) 66-2/3% of the outstanding Target Series C Preferred Stock, and (C) a majority of the outstanding Target Common Stock and Target Preferred Stock acting together, have agreed in writing to vote for approval of the Merger pursuant to the Stockholder Agreement, and pursuant to Irrevocable Proxies attached thereto as Annex I (“Irrevocable Proxies”).  Such Target Affiliates collectively own shares of Target Capital Stock sufficient to approve this Agreement and the transactions contemplated hereby, including the Merger, under Delaware Law and the Target Certificate of Incorporation.

2.22         Board Approval; Stockholder Approval Required.  The Board of Directors of Target has (a) approved this Agreement and the Merger and the transactions contemplated hereby, with no directors voting against, (b) determined that in its judgment the Merger is advisable and in the best interests of the stockholders of Target and is on terms that are fair to Target and stockholders of Target and (c) recommended that the stockholders of Target adopt and approve this Agreement and the Merger.  The affirmative vote of the holders of (A) a majority of the outstanding Target Series A Preferred Stock and Target Series B Preferred Stock acting together as a single class, (B) 66-2/3% of the outstanding Target Series C Preferred Stock, and (C) a majority of the outstanding Target Common Stock and Target Preferred Stock acting together as a single class, on the record date set for the Target determination of stockholders entitled to vote on or consent to the Merger is the only vote or consent of the holders of Target Capital Stock necessary to approve this Agreement and the Merger.

2.23         Customers.  No supplier of Target or any customer which individually accounted for more than 10% of Target’s gross revenues during the 12-month period ended August 31, 2003 has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has decreased materially its services or supplies to Target in the case of any such supplier, or its purchases of the services or products of Target in the case of such customer, and to the knowledge of Target, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its purchases of the services or products of Target, as the case may be.  No such 10% or greater customer has been provided an authorization for a return of a substantial amount of product or withheld or threatened to withhold payment of invoices due to actual or alleged quality discrepancies or for other reasons.  Target has not knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

2.24         Material Contracts.  Section 2.24 of the Target Disclosure Schedule sets forth a list of all material agreements, leases, licenses, contracts or other commitments (“Material Contracts”) of any nature, whether written or oral, to which Target is a party or by which it is bound.  The term Material Contracts includes:

(a)   each agreement which (i) requires future expenditures by Target in excess of $100,000 or which might result in payments to Target in excess of $100,000 or (ii) does not expire, or which may be extended without amendment so as not to expire, before one year from the date of this Agreement;

(b)   all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements;

(c)   each agreement with any stockholder, officer or director of Target, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act);

(d)   any agreement between Target and a third party relating to Target IP (including Intellectual Property Agreements), other than non-exclusive mass market licenses generally available from unaffiliated third parties;

(e)   any agreement providing for Target Indebtedness (as defined in Section 2.32);

(f)    any agreement with respect to a Lien (as defined in Section 2.32);

(g)   any lease or other agreement relating to real property;

(h)   any agreement limiting the freedom of Target to engage in any line of business or to compete with any other person;

(i)    any confidentiality, secrecy or non-disclosure agreement with any party;

(j)    any distributor, sales representative, reseller, agency or manufacturer’s representative contract;

(k)   any contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

(l)    any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the Target IP Assets;

(m)  any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business and consistent with past practice and in the form provided to Acquiror; and

(n)   any agreement not made in the ordinary course of Target’s business and not included in any foregoing paragraph of this Section 2.24.

2.25         No Breach of Material Contracts.  All Material Contracts are in written form.  The Target has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default (or alleged to be in default) under, any Material Contract.  Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or, to the knowledge of Target, with respect to the other contracting party or otherwise, that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, could reasonably be expected to (a) become a default or event of default under or breach or violation of any Material Contract, or (b) result in the loss or expiration of any right or option by Target (or the gain thereof by any third party) under any Material Contract.

2.26         Third-Party Consents.  Section 2.26 of the Target Disclosure Schedule lists all agreements, leases, licenses and contracts (with a specific reference to those agreements, leases, licenses or contracts containing “change of control,” “potential change of control,” or similar provisions) that require a novation or consent, as the case may be, in connection with the Merger so that Acquiror or the Surviving Corporation shall be made a party in place of Target or as an assignee (“Contracts Requiring Consent”).

2.27         Material Third Party Consents.  Section 2.27 of the Target Disclosure Schedule sets forth every Contract Requiring Consent which, if no novation occurs to make Acquiror or the Surviving Corporation a party thereto or if no consent to assignment is obtained, could reasonably be expected to have a Material Adverse Effect on Acquiror’s or the Surviving Corporation’s ability to operate the business in the same manner as the business was operated by Target prior to the Effective Time.

2.28         Minute Books.  The minute books of Target made available to Acquiror contain a complete and accurate summary in all material respects of all resolutions adopted and all other material actions taken at all meetings of directors and stockholders and all actions by written consent since the time of incorporation of Target through the date of this Agreement.

2.29         Complete Copies of Materials.  Target has delivered true and complete copies of each Material Contract.  Target has delivered true and complete copies of each document which has been delivered to Acquiror or its counsel or other representatives in connection with their legal and accounting review of Target.  To the knowledge of Target, Target has delivered or made available true and complete copies of each document which has been reasonably requested by Acquiror or its counsel or other representatives in connection with their legal and accounting review of Target.

2.30         Tax-Free Reorganization Matters.  To the knowledge of Target, neither Target nor any of its affiliates has taken or agreed to take any action, nor does Target have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.31         Inventory.  The inventories shown on the Target Financial Statements consisted, and all inventory acquired since the Target Balance Sheet Date consists, of items of a quantity and quality usable or salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Target Financial Statements and subject to the inventory reserve set forth in the Target Financial Statements.  Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices.  Target has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.  The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP.  Due provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, excess, obsolete or unusable inventory and inventory shrinkage.  Except for the Designated Distributors, no customer or distributor has any right of return, price protection rights or stock rotation rights under any circumstances.  In accordance with GAAP, inventory at the Designated Distributors are properly recorded in the deferred income liability account on the Target Financial Statements reflecting the deferral of revenue recognition until such inventory is resold to end customers.

2.32         Target Indebtedness.  Section 2.32 of the Target Disclosure Schedule contains a true, complete and correct list of (a) all obligations of Target for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of Target evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Target upon which interest charges are customarily paid, (d) all obligations of Target under conditional sale or other title retention agreements relating to property or assets purchased by Target, (e) all obligations of Target issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any pledge, claim, lien, charge, use restriction, encumbrance or security interest of any kind or nature whatsoever (a “Lien”) on property owned or acquired by Target, whether or not the obligations secured thereby have been assumed, (g) all Guarantees (as hereinafter defined) by Target, (h) all capital lease obligations of Target, (i) all obligations of Target in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of Target as an account party in respect of letters of credit and bankers’ acceptances to the extent of any drawdowns thereon (collectively, “Target Indebtedness”).  For purposes hereof, “Guarantee” means any obligations, contingent or otherwise, of Target guaranteeing any indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (x) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or to purchase (or to advance or supply funds for the purpose of) any security for the payment of such indebtedness, (y) to purchase property, securities or services for the purpose of assuring the owner of such indebtedness of the payment of such indebtedness or (z) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness.

2.33         Export Control Laws.  Target has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for failures to comply with such laws or regulations which would not, individually or in the aggregate, reasonably be expected to have or constitute a Target Material Adverse Effect.  Without limiting the foregoing:

(a)   Target has obtained all export licenses and other approvals required for its exports of products and technologies from the United States;

(b)   Target is in compliance with the terms of all applicable export licenses or other approvals;

(c)   There are no pending or, to the knowledge of Target, threatened claims against Target with respect to such export licenses or other approvals;

(d)   To Target’s knowledge there are no actions, conditions or circumstances pertaining to Target’s export transactions that may give rise to any future claims; and

(e)   No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

2.34         [Reserved]

2.35         Target Agreements.  Section 2.35 of the Target Disclosure Schedule contains a true and complete list of each agreement (a) of Target to register under the Securities Act any shares of Target Capital Stock or any shares of Target Capital Stock issuable upon the exercise, conversion or exchange of other Target securities or (b) to which Target is a party, or, to the knowledge of Target, to which any shares of Target Capital Stock is subject, relating to the voting of shares of Target Capital Stock or otherwise granting, limiting or affecting the rights pertaining to Target Capital Stock.  All agreements set forth on Section 2.35 of the Target Disclosure Schedule will terminate pursuant to their terms or will be terminated at or prior to the Closing.

2.36         Representations Complete.  None of the representations or warranties made by Target to Acquiror or Merger Sub herein or in any schedule hereto, including the Target Disclosure Schedule, or any certificate, list or document furnished by Target to Acquiror or Merger Sub pursuant to this Agreement (including the Target Financial Statements and the notes thereto), when considered collectively with all such representations, warranties, Schedules, certificates, lists and documents, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub jointly and severally represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the “Acquiror Disclosure Schedule”).  The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only the corresponding section in this Agreement and any other section of this Agreement for which the relevance of such disclosure is apparent on the face of such disclosure.  Any reference in this Article III to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies.  For all purposes of this Agreement, (a) any reference to any event, change, condition or effect being “material” with respect to Acquiror means any event, change, condition or effect that is material to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole; and (b) the term “Acquiror Material Adverse Effect” means any change, event or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole, other than the following in and of themselves, either alone or in combination:  (i) any effect or change occurring as a result of (A) general economic or financial conditions, (B) conditions affecting Acquiror’s industry as a whole, (C) natural disasters or acts of God or war, including war, terrorism, earthquakes, weather and disease; (ii) any change or effect resulting from any termination of an Acquiror customer or supplier relationship that is directly attributable to the announcement of this Agreement or the Merger or the transactions contemplated in connection therewith; (iii) a change in the market price or trading volume of Acquiror Common Stock; and (iv) a failure by Acquiror to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and on or prior to the Closing Date).

3.1           Organization, Standing and Power.  Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have an Acquiror Material Adverse Effect.  Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.2           Capital Structure.  The authorized capital stock of Acquiror consists of 250,000,000 shares of Acquiror Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are issued and outstanding and are held by Acquiror.  The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances and adverse claims other than (i) restrictions imposed by state or federal securities laws, including Rule 145 promulgated under the Securities Act, or (ii) liens, pledges, options, charges, restrictions or other encumbrances created by the recipient of such Acquiror Common Stock.  The shares of Acquiror Common Stock to be issued pursuant to the Merger will not have been issued in violation of any preemptive rights or rights of first refusal or similar rights.  1,290,963 shares of Acquiror Common Stock have been reserved for issuance as Additional Consideration Shares.

3.3           Authority.  Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub.  This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or, to the knowledge of Acquiror, with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of a Form 8-K under the Exchange Act; (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under HSR; (v) the Permit or the Registration Statement (as each is defined in Section 5.1), as applicable, and any filings with the SEC under the Securities Act and the Exchange Act, including, if applicable, pursuant to rules relating to (if any) the Registration Statement and Rules 135, 165 and 425 promulgated under the Securities Act; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.4           SEC Documents.  Acquiror has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2002.  As of their respective filing dates, each statement, report, effective registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since and including the date of the Form 10-K most recently filed by Acquiror prior to the date hereof (collectively, the “Acquiror SEC Documents”) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect, except to the extent corrected by a subsequently filed Acquiror SEC Document.

3.5           Financial Statements.  The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the “Acquiror Financial Statements”) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Acquiror’s Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act).  The Acquiror Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

3.6           Tax-Free Reorganization Matters.  To Acquiror’s knowledge, neither Acquiror nor any of its affiliates has taken or agreed to take any action, nor does Acquiror have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business of Target.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.  During such period, Target further agrees, subject to any restrictions contained in this Agreement, to (a) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes; (b) pay or perform other obligations when due; and (c) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.  Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of Target’s business and of any event which could reasonably be expected to have or constitute a Target Material Adverse Effect or alter or delay the transactions contemplated by this Agreement.  Target shall use commercially reasonable efforts to assure that each of its contracts entered into after the date hereof will not require the procurement of any consent or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of, the consummation of the Merger and Target shall maintain its leased premises in accordance with the terms of the applicable lease.

4.2           Restrictions on Conduct of Business of Target.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

(a)   Charter Documents.  Cause, permit or propose any amendments to the Target Certificate of Incorporation or Bylaws;

(b)   Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Target Capital Stock, or split, combine or reclassify any Target Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Target Capital Stock, or enter into or agree to enter into any recapitalization or reclassification with respect to Target Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Target Capital Stock; provided that, with Acquiror’s prior written consent (which shall not be unreasonably withheld), Target may repurchase shares of Target Common Stock at original cost from employees or Independent Contractors pursuant to contracts regarding Target Restricted Stock in connection with the termination of service of such employee or Independent Contractor;

(c)   Material Contracts.  Enter into any Material Contract or violate, materially amend or otherwise materially modify or waive any of the terms of any Material Contract;

(d)   Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of Target Capital Stock or securities exchangeable for or convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Target Capital Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement and disclosed pursuant to Section 2.2 hereof;

(e)   Intellectual Property.  Transfer to or license any person or entity or otherwise extend, amend or modify any rights to Target Intellectual Property (other than sales of Target Products in the ordinary course of business pursuant to the Target’s standard practices);

(f)    Terms and Conditions.  Modify material terms and conditions (other than price) relating to the sale of Target’s products, except in the ordinary course of business;

(g)   Rights to Products or Technology.  Enter into or amend any agreements pursuant to which any other party is granted marketing, manufacturing, resale, OEM, distribution or other similar rights of any type or scope with respect to any of its products or technology;

(h)   Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its material properties or assets;

(i)    Indebtedness.  Incur, increase, amend or commit to incur, increase or amend any Target Indebtedness in excess of $100,000 in any one case or in the aggregate;

(j)    Committed Revolving Line Indebtedness.  Incur or commit to incur any indebtedness under the Committed Revolving Line extended pursuant to that certain Amended and Restated Loan and Security Agreement dated as of September 13, 2002, as amended by that certain Loan Modification Agreement dated as of August 18, 2003, between Target and Silicon Valley Bank;

(k)   Leases.  Enter into any operating lease requiring payments in excess of $50,000 in any one case or $100,000 in the aggregate;

(l)    Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected in the Target Financial Statement;

(m)  Capital Expenditures.  Incur or commit to incur any capital expenditures outside the ordinary course of business in excess of $100,000 in the aggregate;

(n)   Insurance.  Reduce the amount of any insurance coverage provided by existing insurance policies;

(o)   Termination or Waiver.  Terminate or waive any right of substantial value;

(p)   Employee Benefit Plans; Severance.  Take any of the following actions:  (i) increase or agree to increase the compensation, including base salary, wages, bonus and/or commissions, payable or to become payable to its directors, officers, employees or Independent Contractors (other than cash bonuses paid to Target option holders, subject to Acquiror’s prior review and approval of any such bonuses); (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any officer, employee or Independent Contractor; (iii) hire any new officer, employees or Independent Contractors, except pursuant to offers outstanding on the date hereof and disclosed in Section 4.2(o) of the Target Disclosure Schedule; (iv) enter into any collective bargaining agreement; (v) establish, adopt, enter into or amend, except as required under ERISA or except as necessary to maintain the qualified status of such plan, any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or Independent Contractors; or (vi) accelerate, amend or change any rights granted under its stock incentive plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(q)   Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing any portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(r)    Taxes.  Make or change any Tax election, adopt or change any Tax accounting method, file any Tax Return (other than any 2002 federal or state income Tax Returns, estimated Tax Returns, immaterial information returns, payroll Tax Returns or sales Tax Returns, each of which will be filed and all amounts due with respect thereto paid prior to its respective due date), amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment, including any extension or waiver of the limitation period applicable to any claim or assessment;

(s)   Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(t)    Accounting Matters.  Change any of its accounting methods or practices (including any changes in revenue recognition, depreciation or amortization policies or rates except in cases where such changes by Target more closely align with the accounting methods and practices of Acquiror);

(u)   Loans.  Make any loans or advances to, or provide any Guarantee of indebtedness of, any person or entity; or

(v)   Other.  Take or agree in writing or otherwise to take, any of the actions described in this Section 4.2, or, except as provided or contemplated in this Agreement, take any action which would cause any condition precedent to the Closing not to be satisfied, alter or delay the transactions contemplated by this Agreement, or prevent Target from performing or cause it not to perform its covenants hereunder.

4.3           No Solicitation.

(a)   Target shall not, and shall cause each subsidiary and each of the officers, directors, employees, affiliates, investors, representatives or other agents of Target and/or any subsidiary (“Representatives”), not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined in Section 7.3(e)) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target or any of it subsidiaries to, or afford access to the properties, books or records of Target or any of its subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal.  Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal.  Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or any of its subsidiaries or for access to the properties, books or records of Target or any of its subsidiaries by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.  Subject to the foregoing, Target shall, and shall cause its Representatives to, immediately cease all existing activities, discussions and negotiations with persons other than Acquiror regarding any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal, or any other transaction, the closing of which might adversely affect or interfere in any manner with the consummation of the Merger.

(b)   Notwithstanding anything to the contrary in the foregoing paragraph, nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit Target, prior to the approval of this Agreement by the stockholders of Target from furnishing information regarding Target or entering into negotiations or discussions with, any person in response to any Takeover Proposal which constitutes a Superior Proposal (as defined below) made, submitted, or announced by such person (and not withdrawn) or endorsing and/or recommending, or simultaneously with a termination of this Agreement pursuant to Section 7.1(h), entering into an agreement accepting or providing for, a Superior Proposal, and any such actions enumerated in this provision shall not be considered a breach of this Agreement if and to the extent that each of the following conditions is satisfied:  (i) such Superior Proposal is not attributable to a breach by Target of this Section 4.3; (ii) a majority of the disinterested directors of the Board of Directors of Target concludes in good faith, upon advice of Target’s regular outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties to stockholders of Target under Delaware Law; (iii) prior to furnishing any such information to, or entering into discussions or negotiations with, such person, Target gives Acquiror written notice of the identity of such person, the terms and conditions of such Superior Proposal and Target’s intention to furnish information to, or enter into discussions or negotiations with, such person; (iv) Target receives from such person an executed confidentiality agreement which shall not in any way restrict Target from complying with its disclosure obligations to Acquiror under this Agreement and which shall contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of Target, restrictions and other terms no less favorable to Target than those set forth in the Section 2.1 of the Letter Agreement (as defined below); (v) contemporaneously with furnishing any such information to such person, Target furnishes such information to Acquiror (to the extent that such information has not been previously furnished by Target to Acquiror); and (vi) Target and its Representatives otherwise comply in all respects with the confidentiality obligations of this Agreement and the Letter Agreement.

(c)   Nothing contained in this Section 4.3 shall prohibit Target from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Target’s stockholders if, in the good faith judgment of a majority of the disinterested directors of Target’s Board of Directors, upon advice of Target’s outside legal counsel, the failure so to disclose would constitute a breach of the Target Board’s fiduciary duties under Delaware Law.

(d)   “Superior Proposal” means an unsolicited bona fide Takeover Proposal made by a third party that a majority of the disinterested (as to such Superior Proposal) directors of the Board of Directors of Target determines in good faith has the good faith intent to proceed with negotiations, and financial and other capabilities to consummate such Takeover Proposal, and intends to consummate the Takeover Proposal, taking into account, among other things, the legal, financial, regulatory and other aspects of such Takeover Proposal and the offeror, (i) on terms that a majority of the disinterested directors of Target’s Board determines in its good faith judgment to represent superior value for the stockholders of Target than the Merger (based on the written opinion, with only customary qualifications, of an independent financial advisor as to such proposal’s financial superiority), and (ii) that is substantially certain to be completed, taking into account all financial, regulatory, legal and other aspects of such Takeover Proposal and the offeror, on the terms existing at the time of termination of this Agreement.

(e)   Target and Acquiror agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Acquiror shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

4.4           Notices.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target shall give all notices and other information required to be given by Target to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable Government Entity under the National Labor Relations Act, the Code, COBRA and other applicable law in connection with the transactions provided for in this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Information Statement; Fairness Hearing and Permit; Proxy Statement; Registration Statement.

(a)           Permit Application.  As soon as practicable after the execution of this Agreement, (i) Acquiror shall prepare, with the cooperation of Target, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the holders of Target Capital Stock pursuant to, and meeting the requirements of, Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (“California Securities Law”), and (ii) Target shall prepare, with the cooperation of Acquiror, an information statement relating to this Agreement and the transactions contemplated hereby

(the “Information Statement”).  Each of Target and Acquiror shall use its commercially reasonable efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities laws.  Each of Target and Acquiror shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement.  The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock, Target Warrants and/or Target Options in the Merger and a proxy statement for solicitation of stockholder approval of the Merger.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, Target and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of Target Capital Stock, Target Warrants and/or Target Options and/or filing any such amendment or supplement with the California Commissioner of Corporations (the “California Commissioner”) or its staff and/or any other appropriate government officials.  The Information Statement shall include the recommendation of the Board of Directors of Target in favor of adoption of this Agreement and approval of the Merger and the Agreement of Merger (with no dissent therefrom) and the conclusion of the Board of Directors of Target that the terms and conditions of the Merger are fair to and in the best interests of the stockholders of Target.  Notwithstanding anything contained herein to the contrary, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion; provided, however, that Acquiror shall not withhold approval of any information required to be included by federal or state law or the California Commissioner.

(b)           Permit.  Each of Acquiror and Target shall thereafter use its commercially reasonable efforts (i) to cause to be filed with the California Commissioner, as soon as practicable following the execution of this Agreement, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the Acquiror Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Permit”).

(c)           Pre-Hearing Process.  As soon as permitted by the California Commissioner, Target shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all holders of Target Capital Stock, Target Warrants and/or Target Options entitled to receive such notice under California Securities Law.  Target and Acquiror shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.  Notwithstanding the foregoing, nothing herein shall be deemed to obligate any party to agree to any change or modification in the transactions contemplated by this Agreement on the date hereof in response to any comment, request or requirement of the California Commissioner or any other regulatory body.  As soon as practicable after the California Commissioner issues the Permit or such other time before the issuance of the Permit as may be permitted by the California Commissioner, Target shall deliver by personal delivery or reputable overnight courier the Information Statement and a form of Letter of Transmittal to all holders of Target Capital Stock, Target Warrants and/or Target Options.  Target shall not solicit, or authorize or permit any of Target’s officers, directors, employees, stockholders, agents and other representatives to solicit, directly or indirectly, the vote or consent of any holder of Target Capital Stock, Target Warrants and/or Target Options in connection with the Merger in violation of any applicable federal or state securities laws.

(d)           Information Supplied — Permit.  The information relating to Target and Acquiror included in the Hearing Notice, the Permit Application and the Information Statement shall not, (i) on the date the Information Statement is first mailed to holders of Target Capital Stock, Target Warrants and/or Target Options, (ii) at the time of the Target Stockholders Meeting (or the effective date of any Target Stockholders Action if by written consent) and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Target shall promptly advise Acquiror, and Acquiror shall promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Target and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of Target Capital Stock, Target Warrants and/or Target Options and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.

(e)           Registration Statement.  If, for any reason, the California Commissioner notifies Acquiror or Target of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit, then:

(i)            Acquiror and Target shall use their commercially reasonable efforts to cause the issuance of the shares of Acquiror Common Stock to be issued in the Merger to be registered pursuant to a registration statement on Form S-4 filed with the SEC (the “Registration Statement”);

(ii)           Target and Acquiror shall prepare, and Acquiror shall file with the SEC, as soon as practicable after the determination or notification referred to above, the Registration Statement, which shall include the proxy statement and/or prospectus to be sent to the stockholders of Target in connection with the Target Stockholders Meeting (defined in Section 5.2) (such proxy statement and/or prospectus, as may be amended or supplemented, is referred to herein as the “Proxy Statement”), and each of Target and Acquiror shall use its commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; and

(iii)          Each of Acquiror and Target shall use its commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with all applicable requirements of federal and state securities laws.

(f)            Cooperation.  Each of Acquiror and Target shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement, the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Registration Statement and the Proxy Statement.  The Proxy Statement shall include the recommendation (with no dissent therefrom) of the Board of Directors of Target in favor of adoption of this Agreement and approval of the Merger and the Agreement of Merger and the conclusion of the Board of Directors of Target that the terms and conditions of the Merger are fair to and in the best interests of the stockholders of Target. Each of Acquiror and Target shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing.

(g)           Information Supplied — Registration Statement.  The information relating to Target and Acquiror included in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and at all times subsequent thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Target and Acquiror included in the Proxy Statement shall not (i) on the date the Proxy Statement is first mailed to holders of Target Capital Stock, Target Warrants and/or Target Options, (ii) at the time of the Target Stockholders Meeting (or the effective date of any Target Stockholders Action if by written consent) or (iii) at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting which has become false or misleading.  Target shall promptly advise Acquiror, and Acquiror shall promptly advise Target. in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law, and Target and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of Target Capital Stock, Target Warrants and/or Target Options and/or filing any such amendment or supplement with the SEC or its staff and/or any other government officials.

(h)           Solicitation.  As soon as practicable after the Registration Statement is declared effective by the SEC, Target shall deliver by personal delivery or reputable overnight courier the Proxy Statement and a form of Letter of Transmittal to all holders of Target Capital Stock, Target Warrants and/or Target Options. Target shall not solicit, or authorize or permit any of Target’s officers, directors, employees, stockholders, agents and other representatives to solicit, directly or indirectly, the vote or consent of any holder of Target Capital Stock, Target Warrants and/or Target Options in connection with the Merger in violation of any applicable federal or state securities laws.

(i)            Other Qualifications.  In connection with the issuance of the Acquiror Common Stock under the Permit or Registration Statement, as applicable, each of Target and Acquiror will promptly prepare and file (and cooperate with the other party in connection with) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or state securities laws, or Nasdaq National Market rules, regulations or bylaws.  Notwithstanding any other provision of this Agreement, nothing herein shall require Acquiror to qualify to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger.

5.2           Target Stockholders Meeting.  Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a special meeting of Target stockholders to consider this Agreement and the Merger (the “Target Stockholders Meeting”) or to secure the written consent of its stockholders in lieu of such a meeting (each and either being a “Target Stockholders Action”) adopting this Agreement and approving the Merger and the Certificate of Merger and all related matters, including the indemnification obligations hereunder and under the Escrow Agreement, and, if applicable, the approval of any excess parachute payments under Section 280G of the Code pursuant to Section 5.22 below as soon as practicable after the date the California Commissioner issues the Permit and in any event no later than 25 days after the date the California Commissioner issues the Permit, or, if, for any reason, the California Commissioner notifies Acquiror or Target of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit, as soon as practicable after the date the Registration Statement becomes effective and in any event no later than 25 days after such date.  Target shall consult with Acquiror regarding the date of the Target Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror. Target shall use commercially reasonable efforts to solicit from stockholders of Target proxies in favor of adoption of this Agreement and approval of the Merger and the Agreement of Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.  Target shall ensure that the Target Stockholders Action is called, noticed, convened, held and otherwise conducted, and that all proxies and written consents solicited by Target in connection with the Target Stockholders Action are solicited, in compliance with Delaware Law, the Target Certificate of Incorporation and Bylaws, any applicable federal or state securities laws and all other applicable legal requirements.

5.3           Access to Information.

(a)   Upon prior notice, Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target’s properties, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request.  Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)   Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more representatives of Acquiror to report operational matters of materiality and the general status of ongoing operations.

(c)   No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d)   Upon prior notice, Target shall provide Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Target’s Tax Returns and other records and workpapers relating to Taxes and shall provide the following information to Acquiror and its representatives promptly upon any request therefor:  (i) a list of the types of Tax Returns being filed by Target in each Taxing jurisdiction, including the year of the commencement of the filing of each such type of Tax Return and all closed years with respect to each such type of Tax Return filed in each jurisdiction, (ii) a list of all material Tax elections filed in each jurisdiction by Target, (iii) a schedule of any deferred intercompany gain with respect to transactions to which Target has been a party, (iv) the accumulated earnings and profits and any loss carryovers of Target; and (v) receipts for any Taxes paid to foreign Tax Authorities.

5.4           Confidentiality.  The parties acknowledge that Acquiror and Target previously executed a letter agreement dated August 25, 2003 (the “Letter Agreement”) and that Section 2.1 (Confidentiality) of such Letter Agreement shall continue in full force and effect in accordance with its terms.

5.5           Public Disclosure.  Target shall not, and Target shall neither authorize nor permit any of Target’s officers, directors, employees, stockholders, agents and other representatives to, directly or indirectly, use Acquiror’s name or refer to Acquiror directly or indirectly in connection with Acquiror’s relationship with Target in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, unless otherwise required by law or with Acquiror’s prior written consent.  Target shall not issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the prior written approval of Acquiror, unless required by law, in which event an opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure.

5.6           Consents; Cooperation.

(a)   Each of Acquiror and Target shall promptly apply for or otherwise seek, and use all commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR.  Target shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its Material Contracts in connection with the Merger for consent therefor or assignment thereof or otherwise; provided, however, that Target shall use its best efforts to obtain the consents listed in Section 2.27 of the Target Disclosure Schedule.  Acquiror shall provide such assistance as Target may reasonably request in connection with its efforts to obtain such consents.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

(b)   Each of Acquiror and Target shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Acquiror and Target shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests.  Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) 150 days after the date of this Agreement or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction.  Each of Acquiror and Target shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c)   Notwithstanding the foregoing, Acquiror shall not be required to agree to divest itself of or hold separate any subsidiary, division or business unit of Acquiror or take any action which could have a Material Adverse Effect on (i) Acquiror or any of its subsidiaries, individually or in the aggregate or (ii) the benefits intended to be derived as a result of the Merger.

5.7           Notification of Certain Matters.  Each party shall give prompt notice to the other party (either Acquiror or Target, as appropriate) of:  (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.  No disclosure pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Target Disclosure Schedules or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.8           Legal Requirements.  Subject to Sections 5.6(b) and (c), each of Acquiror and Target will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.9           Tax-Free Reorganization.  Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause the Merger to fail to constitute a “reorganization” within the meaning of Code Section 368.

5.10         Blue Sky Laws.  Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger.  Target shall use commercially reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

5.11         Delivery of Section 83(b) Election Statements.  Target shall use commercially reasonable efforts to cause the delivery to Acquiror at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code, if any, filed by each person who acquired unvested shares of Target Capital Stock or other property subject to substantial risk of forfeiture, together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center (which evidence may, in the absence of an available file stamped copy or certified proof of mailing, consist of an affidavit signed by the acquiror of such unvested shares or property).

5.12         Target Warrants and Target Options.  Prior to the Closing, Target shall take all corporate or other action necessary to ensure that all Target Options and all Target Warrants either have been exercised or cancelled consistent with Section 1.6(e) and that the Target Stock Plan shall have been terminated.

5.13         Target Capitalization Spreadsheet.  Target shall prepare and deliver to Acquiror on the Closing Date a spreadsheet in form reasonably acceptable to Acquiror and the Exchange Agent which spreadsheet shall list, as of the Effective Time, (i) all Former Target Stockholders and their respective last known addresses and federal taxpayer identification numbers, as and to the extent reflected in the books and records of Target, (ii) the number and class or series of shares of Target Capital Stock held by such persons (including the respective certificate numbers), (iii) the number of shares of Acquiror Common Stock issuable at the Effective Time to each holder with respect to such holder’s shares of Target Capital Stock (broken down by series), and (iv) the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of each Former Target Stockholder at Closing (the “Target Capitalization Spreadsheet”).  The Target Capitalization Spreadsheet shall be certified as true, complete and correct by the chief executive or chief financial officer of Target at the Closing.

5.14         Escrow Agreement.  On or before the Closing Date, Target shall use its commercially reasonable efforts to cause the Stockholder Representative to, and Acquiror shall execute, prior to the Closing, the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

5.15         Target Agreements.  Target shall cause each agreement listed or required to be listed in Section 2.35 of the Target Disclosure Schedule to be terminated at or prior to the Effective Time.

5.16         Additional Agreements.  Subject to Section 5.6, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote or consent of the stockholders of Target described in Section 5.2, including cooperating fully with the other party, including by provision of information.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.17         Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with or precedent to the Letter Agreement, this Agreement, the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that if the Merger is consummated, Acquiror shall bear the out-of-pocket expenses (including fees and expenses of one law firm, financial advisors, investment bankers and accountants) incurred by Target in connection with the Merger (collectively, the “Target Expenses”) up to the amount of the Covered Expenses.  Any Target Expenses in excess of the Covered Expenses (collectively, the “Excess Target Expenses”) which have not been reimbursed to Target prior to the Effective Time by Target’s stockholders or included in the Expense Adjustment Amount used to determine the Base Consideration Exchange Ratio hereunder are collectively referred to as “Indemnifiable Target Expenses” and shall constitute “Damages” for purposes of claims against the Escrow Fund pursuant to Article VIII.  The amount of Target Expenses and Excess Target Expenses as of the Closing Date shall be set forth on Section 5.17 to the Target Disclosure Schedule (the “Statement of Expenses”), which

Statement of Expenses shall be delivered by Target to Acquiror at the Closing.  In preparing such Statement of Expenses, Target shall use its good faith best efforts to include all Target Expenses then known or reasonably estimable, and to include a statement, certified by a Target officer, that, to the best of Target’s knowledge, such Statement of Expenses includes all of the Target Expenses paid or payable at any time prior to, at or following the Effective Time, it being the parties expressed intent that to the maximum extent possible all the Excess Target Expenses be deducted from the Base Consideration Merger Shares and that there be no Indemnifiable Target Expenses.  A draft of the Statement of Expenses shall be provided by Target to Acquiror not later than three (3) business days prior to the Closing Date.  Without limiting the generality or effect of the provisions of Section 5.3, Target shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any draft Statement of Expenses or final Statement of Expenses.

5.18         Related Party Transactions.  Target shall cause all payments, payables or other obligations due from any stockholder, officer, director or employee of Target to Target to be paid in full in cash at or prior to the Closing.

5.19         Employees.  Target shall use commercially reasonably efforts to cause each Target employee that is offered employment by Acquiror to execute and deliver the “at-will” offer letter in substantially the form attached as Exhibit D and a New-Hire Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreements, in the form attached as exhibits thereto (such offer letter and exhibits, the “Employment Documents”).  Concurrently with the execution of this Agreement, Target shall deliver or cause to be delivered to Acquiror, the Non-Competition Agreement in the form attached hereto as Exhibit H (or such other form as may be agreed by Acquiror) (the “Non-Competition Agreements”) and Employment Documents executed by each person named in Section 5.19 of the Target Disclosure Schedule.

5.20         Subsequent Target Financial Statements.  Within 10 days after the end of each calendar month prior to the Closing Date, Target shall deliver to Acquiror unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the year-to-date period ended, on the last day of each such calendar month (the “Subsequent Target Financial Statements”).  The Subsequent Target Financial Statements shall comply as to form in all material respects with applicable accounting requirements as of their respective dates, and shall be prepared in accordance with GAAP (except that they shall not have notes thereto and shall be subject to normal year-end audit adjustments which will not in the aggregate be material).  The Subsequent Target Financial Statements shall fairly present in all material respects the financial condition and operating results of Target as of the dates, and during the periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).  There shall be no significant deficiencies or material weaknesses in Target’s internal controls over financial reporting from the date hereof until Closing.  Target shall use commercially reasonable efforts to obtain confirmation of inventory levels at the Designated Distributors as of the date of the September 30, 2003 Subsequent Target Financial Statements.

5.21         Delivery of Share Certificates.  Target shall use its commercially reasonable efforts to collect and deliver to Acquiror at or prior to the Closing all of the Certificates, together with all of the corresponding Letters of Transmittal and all other documentation required thereby, properly completed and duly executed in accordance with the instructions thereto, from every holder of record of Target Capital Stock issued and outstanding immediately prior to the Closing.

5.22         Section 280G Matters.

(a)           Target shall use commercially reasonable efforts to obtain and deliver to Acquiror, prior to the initiation of the requisite stockholder approval procedure under Section 5.22(b), a Section 280G Excess Parachute Payment Waiver, in substantially the form attached hereto as Exhibit G from each person who Target reasonably believes is, with respect to Target and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.22(b), and who might otherwise have, receive or have the right or entitlement to receive an excess parachute payment under Section 280G of the Code, including any that will or may result from (i) the accelerated vesting of such person’s Target Options or unvested Target Capital Stock in connection with the Merger and/or the termination of employment or service with Target or with Acquiror following the Merger, (ii) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with Target or with Acquiror following the Merger, and/or (iii) the receipt of any Target Options or Target Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such person shall agree to waive, to the extent necessary to avoid an excess parachute payment under Section 280G of the Code, any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii) unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.22(b).

(b)   Target shall use commercially reasonable efforts to obtain, prior to the Closing, the approval by such number of stockholders of Target as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Sections 280G and 4999 of the Code inapplicable to any and all payments and/or benefits provided pursuant to agreements, contracts or arrangements related to the persons identified in Section 5.22(a) that, in the absence of such stockholder approval, might otherwise constitute, separately or in the aggregate, parachute payments under Section 280G of the Code.  Such stockholder approval shall be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the applicable Treasury Regulations thereunder.

(c)   Target shall use its commercially reasonable efforts to obtain and deliver to Acquiror, at or prior to the Closing, written acknowledgement, in form and substance reasonably satisfactory to Acquiror, from each person to whom shares of Target Capital Stock have been transferred by a disqualified individual described in Section 5.22(a), that such person’s right to retain the such Target Capital Stock or receive any accelerated vesting or other benefits with respect to such stock shall be subject to stockholder approval (in accordance with Section 5.22(b)) pursuant to the waiver executed by the disqualified individual as required under Section 5.22(a).

5.23         Employee Benefits Matters.  For a period beginning on the Closing Date and ending no earlier than December 31, 2003, Acquiror shall provide, or cause to be provided, to employees of the Target who continue employment with Acquiror or any of its subsidiaries (“Continuing Employees”) benefits that are, in the aggregate, substantially similar to or more favorable than the benefits provided to each of the Continuing Employees immediately prior to the Closing Date.  During such period, Acquiror shall, to the extent allowed by law, (i) cause Continuing Employees to be credited with service with the Target for purposes of eligibility and vesting under any employee benefit plan or program (other than any cash bonus plan and any stock option or other equity incentive plans that Acquiror has in effect or may implement from time to time) established or maintained by Acquiror for the benefit of the Continuing Employees, (ii) cause its health and welfare plans to waive any pre-existing condition exclusions (to the extent such exclusion was waived under applicable health and welfare plans offered to the Continuing Employees by the Target) in respect of Continuing Employees (and their beneficiaries and dependants), and (iii) grant full credit to Continuing Employees (and their beneficiaries and dependants) for contributions, deductibles, co-payments and other attributes of participation in the Target’s health and welfare plans prior to Closing; provided, however, that if such insurance is not readily available on commercially reasonable terms, Acquiror shall be required to obtain only such insurance as is readily available on reasonable terms.  Nothing in this Section 5.23 shall be construed to entitle any Continuing Employee to continue his or her employment with Acquiror or any of its subsidiaries or to entitle any Continuing Employee to receive any benefits following termination of such employment.

5.24         Director and Officer Indemnification.  From and after the Effective Time, Acquiror will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of Target in respect of their status as an officer or director or in respect of acts or omissions by them occurring on or prior to the Effective Time in their capacity as an officer or director of Target to the extent provided under, in each case as in effect as of the date of this Agreement, (i) written agreements with such individuals, copies of which have been provided to Acquiror, and (ii) the Target’s Certificate of Incorporation and Bylaws; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law and shall not cover any Damages (as defined in Article VIII) incurred or paid by a Former Target Stockholder.  Prior to the Effective Time, Target shall purchase the “Run-Off Coverage” for its director and officers under Target’s current insurance policy and such Run-Off Coverage shall be in full force and effect; provided that the premium shall not exceed $24,000, and any amount in excess thereof shall be subject to reasonable prior approval by Acquiror and shall constitute Target Expenses under Section 5.17.  Such directors and officers shall be third-party beneficiaries of this Section 5.24.

5.25         SVB Pay-off.  Prior to Closing, Target shall repay all debt owed to Silicon Valley Bank and shall deliver to Acquiror, in each case in a form reasonably acceptable to Acquiror, (i) Silicon Valley Bank’s agreement that all such indebtedness has been repaid, all of Silicon Valley Bank’s security interests have been released and that Target has no further obligations to Silicon Valley Bank, (ii) a completed UCC-3 termination statement releasing all liens against assets of Target, and (iii) evidence that all appropriate action has been taken in the U.S. Patent and Trademark Office with respect to the release of such security interests.

5.26         Acquiror Conduct of Business During Target Revenue Period.  Acquiror covenants that it will not act in bad faith to take any action, or omit to take any action, which has as its purpose to materially and adversely affect or limit or prevent achievement of the Target Product Revenues goals set forth in Section 1.6.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived by their mutual agreement without notice, liability or obligation to any person):

(a)   Stockholder Approval of Merger.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of Target stockholders.

(b)   No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.  In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

(c)   Governmental Approval.  Acquiror and Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, HSR and under state blue sky laws.

(d)   Securities Laws.  Either (i) the California Commissioner shall have issued the Permit, or (ii) the SEC shall have declared the Registration Statement effective.  No stop order (or similar action) suspending the effectiveness of the Permit or the Registration Statement, as applicable, shall have been issued; no proceeding for that purpose, and no similar proceeding in respect of the Information Statement or, in the case of the Registration Statement, Proxy Statement, shall have been initiated or threatened by the California Commissioner or the SEC, as applicable; and all requests for additional information on the part of the California Commissioner or the SEC, as applicable, shall have been complied with to the reasonable satisfaction of the parties hereto.

6.2           Additional Conditions to Obligations of Target.  The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target (it being understood that each such condition is solely for the benefit of Target and may be waived by Target in its sole discretion without notice, liability or obligation to any person):

(a)   Representations, Warranties and Covenants.  Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Closing.

(b)   Certificate of Acquiror.  Target shall have been provided with a certificate executed on behalf of Acquiror by an officer of Acquiror to the effect set forth in Section 6.2(a).

(c)   NASDAQ Listing.  The Acquiror Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

(d)   No Acquiror Material Adverse Change.  There shall not have occurred an Acquiror Material Adverse Effect after the date hereof which continues to exist as of the Closing.

6.3           Additional Conditions to the Obligations of Acquiror.  The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in its sole discretion without notice, liability or obligation to any person):

(a)   Representations, Warranties and Covenants.  Except as disclosed in the Target Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)   Certificate of Target.  Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect set forth in Section 6.3(a).

(c)   Third Party Consents.  Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons, if any, whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth in Section 2.27 of the Target Disclosure Schedule.

(d)   No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e)   Legal Opinion.  Acquiror shall have received a legal opinion from Vinson & Elkins L.L.P., Target’s legal counsel, substantially in the form of Exhibit E.

(f)    FIRPTA Certificate.  Target shall, on or prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Certificate, substantially in the form of Exhibit F attached hereto, which states that shares of Target Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such Certificate, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of included in Exhibit F along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

(g)   Section 280G Waiver.  Acquiror shall have received, prior to the initiation of the requisite stockholder approval procedure under Section 5.22(b), a Section 280G Excess Parachute Payment Waiver, in substantially the form attached hereto as Exhibit G, executed by each person who Target reasonably believes is, with respect to Target and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.22(b), and who might otherwise have, receive or have the right or entitlement to receive an excess parachute payment under Section 280G of the Code, including any that will or may result from (i) the accelerated vesting of such person’s Target Options or unvested Target Capital Stock in connection with the Merger and/or the termination of employment or service with Target or with Acquiror following the Merger, (ii) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with Target or with Acquiror following the Merger, and/or (iii) the receipt of any Target Options or Target Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such person shall agree to waive, to the extent necessary to avoid an excess parachute payment under Section 280G of the Code, any and all right or entitlement to all excess parachute payments (whether resulting from the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii), or otherwise) unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.22(b).

(h)   Section 280G Stockholder Approval.  Any agreements, contracts or arrangements that may constitute, separately or in the aggregate, parachute payments under Section 280G of the Code shall have been approved by such number of stockholders of Target as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the applicable Treasury Regulations (whether final or proposed) thereunder, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals in accordance with Section 5.22(a).

(i)    Resignation of Directors and Officers.  The directors and officers of Target in office immediately prior to the Effective Time shall have resigned as directors and officers of Target effective as of the Effective Time.

(j)    No Target Material Adverse Changes.  Since the date hereof, there shall not have occurred any change that would have or constitute a Target Material Adverse Effect, other than operating losses incurred in the ordinary course of business substantially consistent with prior quarters.

(k)   Termination of Pension Plan. Unless otherwise stated by Acquiror in writing, Target shall, immediately prior to the Closing Date, terminate Target’s 401(k) Plan (the “401(k) Plan”) and no further contributions shall be made to, and no additional benefits shall accrue under, the 401(k) Plan.  Target shall provide to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing and effecting the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained through the time of termination.

(l)    Target Deliveries.  Acquiror shall have received (i) the Target Capitalization Spreadsheet and (ii) the Statement of Expenses.

(m)  Escrow Agreement.  The Escrow Agent and the Stockholder Representative shall have entered into the Escrow Agreement.

(n)   [Reserved]

(o)   Exercise or Cancellation of Warrants.  Each Target Warrant and each Target Option shall have been fully exercised pursuant to the terms thereof or cancelled (with such cancellation to on terms satisfactory to Acquiror), and the Target Stock Plan shall have been terminated.

(p)   Employment Documents.  The employees of Target set forth on Section 5.19 to the Target Disclosure Schedule shall have accepted employment with Acquiror.  Acquiror shall have received from each such employee the executed Employment Documents, and each of the Non-Competition Agreements from such employees shall be in full force and effect.

(q)   Good Standing.  Target shall, prior to the Closing Date, provide Acquiror a certificate from the Secretary of State of the State of Delaware as to Target’s good standing and payment of all applicable taxes.

(r)    Termination of Target Agreements.  Acquiror shall have received the documents evidencing the termination, effective no later than immediately prior to the Effective Time, of the agreement listed on Section 2.35 of the Target Disclosure Schedule

(s)   Capitalization Spreadsheet.  Acquiror shall have received the Capitalization Spreadsheet, which shall have been certified as true and correct by the chief financial officer of Target.

(t)    Fair Market Value.  Target’s Board of Directors shall have determined, in the manner provided in the Target Certificate of Incorporation, that the Acquiror Stock Price is the “Fair Market Value” for purposes of Section 8 or Article IV.B of the Target Certificate of Incorporation, which determination shall have been ratified or otherwise approved by the requisite holders of Target Capital Stock.

(u)   Dissenting Shares.  Not more than 2% of the shares of Target Capital Stock shall be, or shall have the potential to become, “dissenting shares” within the meaning of Delaware Law.

ARTICLE VII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

7.1           Termination.  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

(a)   by mutual consent duly authorized by the respective Boards of Directors of Acquiror and Target;

(b)   by either Acquiror or Target, if the Closing shall not have occurred on or before the date which is (i) in the event that the parties are issued the Permit and there is no litigation or regulatory response or challenge with respect to the Merger or the other transactions contemplated hereby, then 90 days after the date hereof; (ii) in the event that the parties are issued the Permit and there is any litigation or regulatory response or challenge with respect to the Merger or the other transactions contemplated hereby, then 135 days after the date hereof; or (iii) if, for any reason, the California Commissioner notifies (the “Rejection Notice”) Acquiror or Target of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit, and as a result the Registration Statement is to be filed pursuant to Section 5.2(e), (A) and there is no other litigation or regulatory response or challenge with respect to the Merger or the other transactions contemplated hereby

(including SEC comments to the Registration Statement or the Proxy Statement), then 90 days after the date of the Rejection Notice, or (B) in the event that there is any litigation or regulatory response or challenge (including SEC comments to the Registration Statement or the Proxy Statement) with respect to the Merger or the other transactions contemplated hereby, then 135 days after the date of the Rejection Notice;  provided that in each such case a later date may be agreed upon in writing by the parties hereto; and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)   by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder in any material respect (except for such representations and warranties that are qualified by their terms to materiality, which representations and warranties as so qualified shall be true in all respects), which breach would cause the condition set forth in Section 6.3(a) not to be satisfied, and such breach shall not have been cured within fifteen (15) business days of receipt by Target of written notice of such breach (provided, however, that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in breach of this Agreement); (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing; (iii) Target, any subsidiary or any Representatives shall have failed to comply with Section 4.3; or (iv) for any reason Target fails to call and hold the Target Stockholders Action within 30 days after the date the Permit is issued or the Registration Statement becomes effective;

(d)   by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder in any material respect (except for such representations and warranties that are qualified by their terms to materiality, which representations and warranties as so qualified shall be true in all respects), which breach would cause the condition set forth in Section 6.2(a) not to be satisfied, and such breach shall not have been cured within fifteen (15) days following receipt by Acquiror of written notice of such breach (provided, however, that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in breach of this Agreement);

(e)   by Acquiror, if a Trigger Event (as defined in Section 7.3(d)) or Takeover Proposal shall have occurred and the Board of Directors of Target in connection therewith, does not within five (5) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (ii) reject such Takeover Proposal or Trigger Event;

(f)    by Acquiror, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof or pursuant an action by written consent in lieu of such a meeting;

(g)   by Target, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided, however, that the right to terminate this Agreement under Section 7.1(g)(ii) shall not be available to Target where the failure to obtain Target stockholder approval shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a breach by Target of this Agreement); or

(h)   by Target, if, prior to the approval of the Merger by Target’s stockholders, (x) Target shall have entered into a definitive agreement with respect to a Superior Proposal and (y) Target first makes payment of the termination fee and acknowledges in writing to Acquiror its unqualified obligation to reimburse Acquiror’s expenses, as each is required by Section 7.3(b) below; provided, however, Target may not terminate this Agreement pursuant to this Section 7.1(h) if the Target has breached the provisions of Section 4.3 with respect to the Superior Proposal that is the subject of the termination or if Target is otherwise then in breach of this Agreement.

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Section 5.4 (Confidentiality), Section 5.5 (Public Disclosure), Section 5.17 (Expenses) (except to the extent modified by Section 7.3), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

7.3           Expenses and Termination Fees.

(a)   Subject to Sections 7.3(b), 7.3(c) and 5.17, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b)   In the event that (i) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(ii), 7.1(c)(iii), 7.1(c)(iv) (unless at the time of termination there is a permanent injunction or other court order preventing Target from convening the Target Stockholders Action), 7.1(e) or 7.1(f)(ii), or (ii) Target shall terminate this Agreement pursuant to Section 7.1(g)(ii) or 7.1(h), then Target shall (x) promptly (but in no event later than five (5) business days after the occurrence of the event giving Acquiror the right to so terminate this Agreement) pay to Acquiror the amount of $4,500,000 and (y) promptly (but in no event later than five (5) business days after receipt of invoices for same) reimburse Acquiror for all of its out of pocket expenses actually and reasonably incurred with respect to the transactions contemplated by this Agreement.

(c)   In the event that this Agreement is terminated pursuant to Section 7.1(c)(i) for any reason, and, in the event (1) any Takeover Proposal is consummated (as defined in Section 7.3(f)) within twelve (12) months of the termination of this Agreement or (2) any Trigger Event is consummated (as defined in Section 7.3(f)) within six (6) months of the termination of this Agreement, then Target shall (x) promptly (but in no event later than five (5) business days after the consummation of such Takeover Proposal or Trigger Event) pay to Acquiror the amount of $4,500,000 and (y) promptly (but in no event later than five (5) business days after receipt of invoices for same) reimburse Acquiror for all of its out of pocket expenses incurred with respect to the transactions contemplated by this Agreement.

(d)   As used herein, a “Trigger Event” shall occur if any “person” (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing 20% (or solely with respect to the application of Section 7.3(c), 30%) or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 20% (or solely with respect to the application of Section 7.3(c), 30%) or more, of the voting power of Target; provided that a Trigger Event shall not be deemed to occur with respect to bona fide equity or debt financings of the Company in which only existing stockholders (or their affiliated funds or partners) of Target as of the date of the termination of this Agreement (“Existing Stockholders”) participate; provided further that any investment in Target by any person who is not an Existing Stockholder of Target during the six-month period specified in Section 7.3(c)(2) shall preclude the use by Target of the exception provided in the foregoing proviso.

(e)   For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or any of its subsidiaries or the acquisition of 50% or more of the outstanding Target Capital Stock, or a significant portion of the assets of, Target or any of its subsidiaries, other than the transactions contemplated by this Agreement.

(f)    For purposes of Section 7.3(c) above, (A) “consummation” of a Takeover Proposal shall occur on the date a written agreement is entered into with respect to a merger or other business combination involving Target or the acquisition of 50% or more of the outstanding shares of Target Capital Stock, or sale, exclusive license or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target or any of its subsidiaries and (B) “consummation” of a Trigger Event shall occur on the date any person (other than any stockholder which currently owns 20% or more of the outstanding shares of Target Capital Stock provided that such stockholder does not acquire additional shares that would otherwise have constituted a Trigger Event) or any of its affiliates or associates would beneficially own securities representing 20% (or solely with respect to the application of Section 7.3(c), 30%) or more of the voting power of Target, following a tender or exchange offer.

7.4           Amendment.  The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to adoption of this Agreement by the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock.

7.5           Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

ESCROW AND INDEMNIFICATION

8.1           Survival of Representations, Warranties and Covenants.  The representations and warranties of Target set forth in this Agreement and in any certificate, schedule, instrument or other document delivered by Target pursuant to this Agreement shall survive the Effective Time until April 2, 2005 (the “Survival Date”) (provided, however, that if an Officer’s Certificate (as defined herein) shall have been submitted pursuant to Section 8.6 with respect to any such representation or warranty on or prior to the Survival Date, the representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Officer’s Certificate), and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Acquiror.  The representations and warranties of Acquiror shall not survive the Effective Time.  The covenants and agreements of the parties contained in this Agreement shall survive until the later of the Survival Date or the expiration of the time period for performance thereof as specified herein.  Without limiting the generality of the foregoing, the agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I; Sections 5.1(d) (Information Supplied – Permit), 5.1(f) (Information Supplied – Registration Statement), 5.4 (Confidentiality), 5.5 (Public Disclosure), 5.9 (Tax-Free Reorganization), 5.11 (Stock Options), 5.16 (Additional Agreements), 5.17 (Expenses), 5.24 (Director and Officer Indemnification), 5.26 (Acquiror Conduct of Business During the Target Revenue Period), 7.2 (Effect of Termination), 7.3 (Expenses and Termination Fees), and 7.4 (Amendment); Article VIII; and Article IX shall survive the Effective Time and the Closing for the time period necessary to fulfill the obligations therein.

8.2           Indemnification.

(a)   Subject to the provisions set forth in this Article VIII and provided that the Merger is consummated, the Former Target Stockholders, severally (in accordance with the respective Escrow Allocations (defined below)) and not jointly, will indemnify and hold harmless Acquiror, its officers, directors, agents, employees and subsidiaries (including the Surviving Corporation), and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, payments (including in satisfaction of appraisal rights), damages, liabilities, accruals and expenses, including reasonable legal fees (collectively,

“Damages”), resulting from or in connection with any assessment, tax, assertion of liability, claim, demand, suit, litigation, proceeding, dispute, arbitration, governmental audit, inquiry, criminal prosecution, investigation, charge, complaint or similar action (collectively, “Claims”) arising out of:

(i)            any misrepresentation or breach of or default in performance of any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule, any exhibit or schedule to this Agreement and in any certificate, schedule, instrument or other document delivered by Target pursuant to this Agreement (Claims with respect to any of the foregoing not involving Intellectual Property Rights being “General Claims”, and Claims with respect to any of the foregoing involving Intellectual Property Rights being “IP Claims”);

(ii)           any negotiations, settlements and/or proceedings related to a demand for appraisal rights by a Dissenting Stockholder; provided, however, that with respect to this clause, Damages shall only be deemed incurred to the extent (A) the aggregate amount of Damages incurred by Target or the Surviving Corporation with respect to such negotiations, settlements and/or proceedings to all Dissenting Stockholders exceeds (B) the product of (x) the number of shares of Acquiror Common Stock that would have been received by such Dissenting Stockholders had they exchanged their shares of Target Capital Stock multiplied by (y) the Acquiror Stock Price (the “Appraisal Damages”);

(iii)          any Indemnifiable Target Expenses; or

(iv)          any Final Additional Consideration Share Deficit.

“Damages” as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party.  Damages shall be without duplication (e.g., if Acquiror is reimbursed for Damages, the Surviving Corporation or other Indemnified Parties would not be reimbursed for the same Damages as suffered by Acquiror and could only be indemnified for additional incremental Damages such as additional expenses or damages).  Only Acquiror (or a person or entity designated in writing by Acquiror) may bring a claim pursuant to this Section 8.2 to recover for Damages that are economic losses of the Surviving Corporation. In the event of fraud or intentional misrepresentation, each of the Former Target Stockholders, jointly and severally, shall be liable to indemnify the Indemnified Persons, up to the total value of the shares of Acquiror Common Stock received by such stockholder hereunder, valued at the Acquiror Stock Price and without regard to the Damages Threshold (as defined herein).  In determining the amount of any Damage resulting from any misrepresentation, breach or default, any materiality standard contained in the applicable representation, warranty or covenant shall be disregarded.  Acquiror and Target each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares of Acquiror Common Stock that Acquiror would have agreed to issue in connection with the Merger.

(b)   Nothing in this Agreement shall limit (i) the liability of Target for any breach of any representation, warranty or covenant if the Closing does not occur, (ii) the liability of any Former Target Stockholder, option holder, warrant holder or other security holder in connection with any breach by such Former Target Stockholder, option holder, warrant holder or other security holder of any agreement executed by such person in connection with this Agreement or the transactions contemplated hereby, including a Stockholder Agreement, or (iii) Acquiror’s rights to specific performance or injunctive relief pursuant to Sections 4.3 and 9.9.

8.3           Escrow Fund.  As security for the indemnity provided for in Section 8.2 hereof, the Escrow Shares shall be registered in the name of, and be deposited with, JPMorgan Chase Bank, as escrow agent (the “Escrow Agent”), or its nominee, such deposit to constitute the Escrow Fund to be governed by the terms set forth herein and in the Escrow Agreement.  If the Merger is consummated, recovery from the Escrow Fund shall be the exclusive remedy for Acquiror’s Damages, absent fraud or intentional misrepresentation.  The Escrow Fund, including the portions thereof designated as General Escrow Shares and Secondary Escrow Shares, shall be allocated among the Former Target Stockholders on a pro-rata basis, based on the percentage of the Merger Shares deposited into the Escrow Fund, including the portions thereof designated as General Escrow Shares and Secondary Escrow Shares, attributable to such Former Target Stockholder (the “Escrow Allocation”) (excluding for purposes of this calculation any Dissenting Shares until such shares lose their status as such pursuant to Section 1.8(g)).  Upon compliance with the terms hereof and subject to the provisions of this Article VIII, Acquiror and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 8.2.

8.4           Damages Threshold.  The Indemnified Persons shall not receive any shares from the Escrow Fund with respect to item (i) of the first sentence of Section 8.2(a) unless and until Damages which exceed $300,000 in the aggregate (the “Damages Threshold”) have been determined to have been incurred by Indemnified Persons pursuant to this Article VIII, at which point the Former Target Stockholders shall be liable for all Damages over and above the $300,000 Damages Threshold.  Notwithstanding the foregoing, in no event shall any Appraisal Damages, Indemnifiable Target Expenses or any Final Additional Consideration Share Deficit be subject to the Damages Threshold, nor shall such Appraisal Damages, Indemnifiable Target Expenses and Final Additional Consideration Share Deficit be included in any determination of whether Damages exceed the Damages Threshold.

8.5           Escrow Period.  The Escrow Fund shall terminate on the later of (a) the Distribution Date with respect to the Final Additional Consideration Shares or, if there shall be no such distribution of Final Additional Consideration Shares, then the 30th day following the filing of Acquiror’s Quarterly Report on Form 10-Q for the quarter in which the Target Revenue Period ends or (b) in the event of any dispute under Section 1.6(c)(iii), on the 30th day following the resolution of such dispute (the “Escrow Termination Date”); provided, however, that a portion of the Escrow Shares which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined below) delivered to the Escrow Agent prior to the Escrow Termination Date with respect to facts and circumstances existing prior to the Escrow Termination Date shall remain in the Escrow Fund until such claims have been resolved.

8.6           Claims upon Escrow Fund.

(a)   Claim Procedure.  Claims under Section 8.2 against the Escrow Fund with respect to Target’s representations and warranties shall be made on or prior to the tenth business day after the Survival Date to the extent the claim arose on or prior to the Survival Date.  Any other claims against the Escrow Fund shall be made on or prior to the Escrow Termination Date.  Subject to Section 8.6(b) below, upon receipt by the Escrow Agent on or before the Escrow Termination Date of a certificate signed by the chief financial or chief executive officer of Acquiror (an “Officer’s Certificate”):

(i)            stating that an Indemnified Person has incurred, paid or properly accrued, or reasonably and in good faith anticipates that it may incur, pay or properly accrue in connection with any Claims made or initiated prior to the Escrow Termination Date, Damages and the amount of such Damages (which, in the case of Damages not yet incurred, paid or properly accrued, may be the maximum amount reasonably and in good faith anticipated to be incurred, paid or properly accrued);

(ii)           specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred, paid or properly accrued and the specific nature of the Claim to which such Damages are related; and

(iii)          specifying whether and to what extent the Damages are to be deducted from the General Escrow Shares or the Secondary Escrow Shares; then the Escrow Agent shall, subject to the provisions of Section 8.7 and Section 8.8 of this Agreement, deliver to Acquiror (on behalf of itself or any other Indemnified Person) out of the Escrow Fund, including the portions thereof designated as General Escrow Shares and Secondary Escrow Shares, as promptly as practicable, Acquiror Common Stock or other property held in the Escrow Fund, including the portions thereof designated as General Escrow Shares and Secondary Escrow Shares, having a value equal to such Damages; provided, however, that, to the extent that such Damages have not then been incurred, paid or properly accrued by such Indemnified Person, Acquiror (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver, shares or other property held in the Escrow Fund in respect thereof unless and until such Damages are actually incurred, paid or properly accrued by such Indemnified Person.  Subject to the provisions of Section 8.7 and Section 8.8, all shares of Acquiror Common Stock subject to such claims shall remain in the Escrow Fund until the earliest to occur of (A) Damages actually are incurred or paid, (B) Acquiror determines in its reasonable good faith judgment that no Damages will be required to be incurred or paid, or (C) with respect to claims which Acquiror has accrued or disclosed, the earlier of (1) such time as the claims are no longer accrued or disclosed or (2) the expiration of the applicable statute of limitations, in which event such shares shall be distributed in accordance with Section 8.10.

(b)   Priority and Order of Claims.  General Claims shall be made and paid from and against, and shall be limited to, the portion of the Escrow Fund comprised of the General Escrow Shares, except in the case of fraud or intentional misrepresentation for which Acquiror shall have access to the Escrow Fund in addition to any other rights hereunder.  IP Claims first shall be made and paid from and against the portion of the Escrow Fund comprised of the Secondary Escrow Shares but shall not be limited thereto.  After exhaustion of the Secondary Escrow Shares (or to the extent that an unresolved IP Claim would exceed the Secondary Escrow

Shares), IP Claims thereafter may be made against the General Escrow Shares to the full extent any such shares remain in the Escrow Fund.

(c)   Valuation of Escrow Shares.  For the purpose of compensating Acquiror (on behalf of itself or any other Indemnified Person) for Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Acquiror Stock Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Acquiror Common Stock occurring after the Effective Time).  Any compensation or indemnification received by Acquiror under this Article VIII shall be deemed to be, and shall be treated as, an adjustment to the Merger consideration.

8.7           Objections to Claims.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered by Acquiror to the Stockholder Representative and, for a period of 30 days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.6 hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery.  After the expiration of such 30-day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.6 hereof and as set forth in a certificate provided by Acquiror, provided that no such distribution or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 30-day period.

8.8           Resolution of Conflicts; Arbitration.

(a)   In case the Stockholder Representative shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, the Stockholder Representative and Acquiror shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims in dispute.  If the Stockholder Representative and Acquiror should agree on a resolution, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

(b)   If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Acquiror and the Stockholder Representative agree to arbitration, and, in such event, the matter shall be settled by arbitration conducted by a single arbitrator.  Acquiror and the Stockholder Representative shall jointly select an arbitrator.  If Acquiror or the Stockholder Representative fail to agree upon an arbitrator within thirty (30) days, an arbitrator shall be selected for them by the American Arbitration Association (“AAA”).  The decision of the arbitrator so selected as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in

Section 8.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments or distributions out of the Escrow Fund in accordance with such decision.

(c)   Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Any such arbitration shall be held in Austin, Texas under the commercial rules then in effect of the AAA.  For purposes of this Section 8.8, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the “Non-Prevailing Party” unless the arbitrator awards Acquiror more than 50% of the amount in dispute; otherwise, the Former Target Stockholders shall be deemed to be the Non-Prevailing Party.  The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of the AAA, and the expenses, including legal fees and costs reasonably incurred by the other party to the arbitration.

8.9           Stockholder Representative.

(a)   In the event the Merger is approved by Target’s stockholders, effective upon such vote, and without any further action of any Target stockholder, Walter Thirion shall be constituted and appointed as Stockholder Representative for and on behalf of each Former Target Stockholder (except such stockholders, if any, as shall have perfected their dissenter’s rights under Delaware Law), to give and receive notices and communications, to authorize delivery to Acquiror of shares of Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror (on behalf of itself or any other Indemnified Person), to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance.  The Stockholder Representative may resign at any time, and such agency may be changed by the holders of a majority-in-interest of the Escrow Fund from time to time, in each case upon not less than 10 days’ prior written notice to Acquiror and Escrow Agent (and Escrow Agent shall be provided promptly with a facsimile copy of the signature of any such successor stockholders agent).  Any vacancy in the position of the Stockholder Representative may be filled by approval of the holders of a majority-in-interest of the Escrow Fund.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services.  Notice or communications to or from the Stockholder Representative pursuant to Section 9.1 of this Agreement shall constitute notice to or from each of the Former Target Stockholders.

(b)   A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Former Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Target Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Former Target Stockholder.  The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c)   The Stockholder Representative has only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied.  The Stockholder Representative is not, nor shall be deemed, a fiduciary of the Former Target Stockholders in any capacity or for any purpose.  The Stockholder Representative shall have no responsibility or liability for any representation, warranty or covenant of the Target, the Surviving Company, the Acquiror or the Merger Sub except, if applicable, solely in his capacity as a Former Target Stockholder.  The Stockholder Representative shall not be liable to any Former Target Stockholder for any act done or omitted hereunder as representative of Former Target Stockholders while acting in good faith even though such act or omission constitutes, or may constitute, negligence or gross negligence on the part of such Stockholder Representative.  The Stockholder Representative shall, in no case or event, be liable to any Former Target Stockholder for punitive, incidental or consequential damages.  Without limiting the generality of the foregoing, the Stockholder Representative shall not be liable for forgeries or false impersonations by other parties. The Stockholder Representative may engage attorneys, accountants and other professionals and experts. The Stockholder Representative shall not receive any compensation for his services in such capacity; provided, however, that the Stockholder Representative shall be entitled to reimbursement from the Former Target Stockholders for his reasonable out-of-pocket expenses, including reasonable attorney’s fees, incurred in performing his duties and functions up to a maximum aggregate amount of $50,000, and, to the extent that shares of Acquiror Common Stock remain in the Escrow Fund, shall be entitled to reimbursement for such out-of-pocket expenses from the Escrow Fund in the form of the number of shares of Acquiror Common Stock equal to (i) such actual out-of-pocket expenses not to exceed $50,000 in the aggregate, divided by (y) the Acquiror Stock Price.  The Stockholder Representative may in good faith rely conclusively on information, reports, statements, opinions, including financial statements, about the Target, the Surviving Corporation or another person, that were prepared or presented by (i) one or more officers or employees of the Target or Surviving Corporation, or (ii) legal counsel, public accountants, investment bankers or other persons as to matters the Stockholder Representative believes in good faith are within the person’s knowledge, professional or expert competence.  Any action taken by a Stockholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in full satisfaction of such Stockholder Representative’s duties.  The Former Target Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless from and against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the Stockholder Representative’s obligations to the Escrow Agent hereunder and the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

(d)   The Stockholder Representative shall have reasonable access to information about Target, Surviving Corporation and Acquiror and the reasonable assistance of Target’s, Surviving Corporation’s or Acquiror’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about Target, Surviving Corporation or Acquiror to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially).

8.10         Distribution Upon Termination of Escrow Period.  Promptly following the Escrow Termination Date, the Escrow Agent shall deliver to the Former Target Stockholders all of the shares in the Escrow Fund in excess of any amount of such shares reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer’s Certificate delivered to the Escrow Agent on or before the Escrow Termination Date.  As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Former Target Stockholders all shares remaining in the Escrow Fund and not required to satisfy such claims.  Deliveries of shares to the Former Target Stockholders pursuant to this Section shall be made in proportion to the Escrow Allocation.

8.11         Third-Party Claims.  In the event Acquiror becomes aware of a third-party claim that Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled, at the Stockholder Representative’s expense, to participate in any defense of such claim.  Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event that the Stockholder Representative has consented to any such settlement, the Stockholder Representative shall have no power or authority to object under Section 8.6 or Section 8.7 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

8.12         Allocation of Liability and Remedies.  Except as provided in the final paragraph of Section 8.2(a), the liability of any Former Target Stockholder for damages under this Article VIII shall be several and not joint, and any assertion of Damages against any Former Target Stockholder may only be made pro rata based on the percentage of Escrow Shares attributable to each Former Target Stockholder, as set forth in the Escrow Allocation.  Except as expressly set forth in this Article VIII, no Former Target Stockholder, option holder, warrant holder, director, officer, employee or agent of Target shall have any personal liability to Acquiror or the Surviving Corporation after the Closing in connection with the Merger; provided, however, that nothing herein limits any potential remedies and liabilities of Acquiror or the Surviving Corporation, arising under applicable state and federal laws against any security holder, director, officer, employee or agent of Target with respect to that person’s commission of fraud or intentional misrepresentation.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with electronic confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)   if to Acquiror or Merger Sub, to:

Silicon Laboratories Inc.

4635 Boston Lane

Austin, Texas 78735

Attention: Legal Department

Facsimile No.: (512) 428-1666

with a copy (which shall not constitute notice) to:

Andrews & Kurth L.L.P.

111 Congress Ave., Suite 1700

Austin, Texas 78701

Attention:  J. Matthew Lyons

Facsimile No.: (512) 320-9292

(b)   if to Target, to:

Cygnal Integrated Products, Inc.

4301 Westbank Drive

Building 2 – Suite 100

Austin, Texas 78746

Attention:  Derrell Coker

Facsimile No.: (512) 327-7087

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention:  Barry Burgdorf

Facsimile No.: (512) 542-8216

(c)   if to the Stockholder Representative, to:

Walter Thirion

301 Congress, Suite 2050

Austin, Texas 78701

Facsimile No.: (512) 236-6959

9.2           Interpretation.  When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date this Agreement is executed and delivered by the parties hereto.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4           Entire Agreement; Third Party Beneficiaries; Nonassignability.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation, the Letter Agreement, except for Section 2.1 (Confidentiality) and Section 2.11 (Authority) of such Letter Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as provided in Section 5.24 above, are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein; provided, however, that Merger Sub may assign its rights and obligations under this Agreement to any other wholly-owned subsidiary of Acquiror without the prior consent of Target.  Except as otherwise provided in this Section 9.4, no right, interest or obligation with respect to any Additional Consideration Shares under this Agreement may be assigned by any Former Target Stockholder.  Notwithstanding anything to the contrary contained herein, this Section 9.4 shall not be deemed to restrict a transfer to an Eligible Assignee; however, any such rights or interests or obligations hereunder shall not be further assignable by such Eligible Assignees except to the extent otherwise allowable under this Section 9.4 or expressly provided in Section 1.6(c)(iv) above.  No right, interest, or obligation with respect to any Additional Consideration Shares under this Agreement will be evidenced by negotiable certificates of any kind nor be readily marketable.  For purposes of this Agreement, the term “Eligible Assignee” shall mean an assignee or transferee of the rights of a Former Target Stockholder hereunder but only if such assignee or transferee is (i) a beneficial owner of equity interests of such Former Target Stockholder as of the date hereof, (ii) an executor, administrator or guardian of the estate of such Former Target Stockholder or beneficial owner, (iii) an inter vivos trust for the benefit of such Former Target Stockholder or beneficial owner or a member of such Former Target Stockholder’s or beneficial owner’s immediate family, (iv) a legatee or heir of such Former Target Stockholder or beneficial owner under the will of such Former Target Stockholder or beneficial owner or pursuant to the laws of descent and distribution, (v) a person who acquires such rights by operation of law (including pursuant to a property settlement agreement, plan or arrangement approved or ordered by any court) or (vi) the Acquiror or any subsidiary of the Acquiror.  Subject to the foregoing provisions, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7   Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable principles of conflicts of law.  EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR THE COUNTY OF TRAVIS AND THE COURTS OF THE UNITED STATES LOCATED IN THE WESTERN DISTRICT OF TEXAS FOR THE ADJUDICATION OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.  Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party further irrevocably submits to the jurisdiction of such court in any such action, suit, or proceeding and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party.  Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

9.8           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9           Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Acquiror, Target and Merger Sub have caused this Agreement and Plan of Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SILICON LABORATORIES INC.

By:	/s/ Navdeep S. Sooch
Navdeep S. Sooch
Chief Executive Officer

HOMESTEAD ENTERPRISES, INC.

By:	/s/ Daniel A. Artusi
Daniel A. Artusi
President

CYGNAL INTEGRATED PRODUCTS, INC.

By:	/s/ Derrell C. Coker
Derrell C. Coker
Chief Executive Officer

Solely for purposes of accepting the appointment as Stockholder Representative with respect to the matters set forth in Section 1.6(c) and Article VIII of this Agreement:

STOCKHOLDER REPRESENTATIVE:

/s/ Walter Thirion
Walter Thirion

SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION